Exhibit 10.27

EXECUTION COPY

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), dated as of December 23, 2008 (the “Execution Date”), is entered into by and between SYNTA PHARMACEUTICALS CORP., a Delaware corporation having a principal office at 45 Hartwell Avenue, Lexington, MA 02421, U.S.A. (“SYNTA”), and F. HOFFMANN-LA ROCHE LTD, a Swiss corporation having a principal office located at Grenzacherstrasse 124, CH-4070 Basel, Switzerland (“ROCHE BASEL”) and HOFFMANN-LA ROCHE INC., a New Jersey corporation having a principal office at 340 Kingsland Street, Nutley, New Jersey 07110, U.S.A.  (“ROCHE NUTLEY”; ROCHE BASEL and ROCHE NUTLEY together referred to as “ROCHE”).

INTRODUCTION

WHEREAS, ROCHE has expertise and capability in the research, development, manufacture and commercialization of pharmaceutical products;

WHEREAS, SYNTA is a biopharmaceutical company focused on discovering, developing and commercializing products for extending and enhancing the lives of patients with severe medical conditions, including inflammatory and immune-mediated diseases and disorders; and

WHEREAS, SYNTA and ROCHE desire to collaborate on the discovery, research, development and commercialization of certain potential products containing small-molecule compounds that may be contributed to the collaboration by either party and directed to the inhibition of calcium release-activated calcium channels.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, SYNTA and ROCHE agree as follows:

ARTICLE I -DEFINITIONS

General.  When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

1.1.          “Affiliate” means any Person directly or indirectly controlled by, controlling, or under common control with, a Party, but only for so long as such control shall continue.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least fifty percent (50%) of the voting securities (whether directly or pursuant to any option, warrant, or other similar arrangement) or other comparable equity interests.  Anything to the contrary in this paragraph notwithstanding, Genentech, Inc., a Delaware corporation (“Genentech”) and its subsidiaries, and Chugai Pharmaceutical Co., Ltd, a

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Japanese corporation (“Chugai”) and its subsidiaries (each, Genentech, Chugai and their subsidiaries a “ROCHE Entity”), shall not be deemed an Affiliate of ROCHE unless ROCHE provides written notice to SYNTA of its desire to include a particular ROCHE Entity as an Affiliate of ROCHE.  ROCHE shall have the right to include such ROCHE Entity in whole or in part, i.e. on a legal entity-by-legal entity basis.  Notwithstanding such written notice, if any ROCHE Entity does not agree to be bound by the terms and conditions of this Agreement, then such ROCHE Entity shall have none of the rights and obligations of an Affiliate of ROCHE under this Agreement.  Notwithstanding the preceding provisions, once an entity ceases to be an Affiliate, then such entity shall, without any further action, cease to have any rights, including license and sublicense rights, under this Agreement that it has by reason of being an Affiliate but shall remain bound by the provisions of Article IX in accordance with its terms.

1.2.          “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts, U.S., or in Basel, Switzerland are authorized by Law to remain closed.

1.3.          “Calendar Quarter” means each of the three (3) month periods ending on March 31, June 30, September 30, and December 31 of any year.

1.4.          “Change of Control” means, with respect to a Party:  (a) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then-outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; or (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such business combination.

1.5.          “Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 2a Clinical Trial, a Phase 2b Clinical Trial or a Phase 3 Clinical Trial.

1.6.          “Collaboration Compound” means any small-molecule compounds Controlled by a Party which such Party knows or believes is a CRAC Channel Inhibitor.  Any Collaboration Compound shall also include all pro-drugs, metabolites, constitutional and geometric isomers, regioisomers, stereoisomers including enantiomers and diastereoisomers, salt forms, hydrates, solvates and polymorphs of such Collaboration Compound, all of which shall constitute a single Collaboration Compound.

1.7.          “Commercialization” and “Commercialize” means all activities undertaken relating to the marketing, promotion (including advertising, detailing and Phase 4 studies), any other offering for sale, distribution and sale of a product.

1.8.          “Commercially Reasonable Efforts” means such level of efforts required to carry out an obligation in a sustained manner consistent, as to ROCHE, with the efforts normally used by major global pharmaceutical companies or, as to SYNTA, with the efforts normally used by

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

biopharmaceutical companies of comparable size and resources and at the same stage of development as SYNTA, for a product or compound which is of similar market potential and at a similar stage of development or commercialization, as applicable, taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product (without regard to any amounts paid or payable with respect to Licensed Products under this Agreement) and other relevant factors.  It is also to be appreciated that a major global pharmaceutical company does not always seek to market products in every country or seek regulatory approval for every potential Indication, but that ROCHE shall undertake to commercialize Licensed Products in the Major Markets absent a compelling reason not to do so.  It is understood that such products’ potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations.  As a result, the exercise of diligence by ROCHE is to be determined by judging ROCHE’s commercially reasonable efforts taken as a whole.

1.9.          “Confidential Information” means all proprietary Know-how of a Party which are disclosed (whether in written, graphic, oral, electronic or other form) by or on behalf of such Party to another Party pursuant to this Agreement, including: information regarding a Party’s or its licensor’s technology, products, business or financial status, and biological or chemical substances, formulations, techniques, methodology, equipment, sources of supply, patent positioning, and business plans.  The status, prospects or objectives regarding the Research Program, Collaboration Compounds or Licensed Products shall be deemed “Confidential Information” of both Parties.  All information disclosed prior to the Effective Date by or on behalf of either Party under, and subject to, any of the confidentiality agreements between SYNTA and ROCHE NUTLEY dated [***], and [***] or the confidentiality agreement between SYNTA and Roche Palo Alto LLC, an Affiliate of ROCHE, dated [***] (together, the “Confidentiality Agreements”) shall be deemed “Confidential Information” of the disclosing Party hereunder.

1.10.        “Contract Year” means each successive twelve (12) month period commencing on January 1, 2009 and on each anniversary thereof.

1.11.        “Control” or “Controlled” means, with respect to any Patent Rights or Know-how and with respect to any Person, possession (whether by ownership or license, other than a license granted pursuant to this Agreement) by such Person of the ability to grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.12.        “Co-promoted Product” means a Licensed Product with respect to which SYNTA has exercised its Co-promotion Option pursuant to Section 5.3.

1.13.        “Co-promotion” means the joint marketing and promotion (including detailing) of Licensed Products in the United States as further described in Article V.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.14.        “Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.15.        “CRAC Channel” means the genes for the calcium release-activated calcium channel (also known by names [***].

1.16.        “CRAC Channel Inhibitor” means [***].

1.17.        “Development” and “Develop” means, with respect to a Licensed Compound, non-clinical (including preclinical) and clinical drug development activities, pre-marketing activities and related research, including:  conducting toxicology studies, DMPK studies, process and drug product (dosage form) development, statistical analysis and report writing, clinical trials for the purpose of obtaining or maintaining Regulatory Approval (including post-marketing studies intended to support Regulatory Approval but excluding Phase 4 studies) and regulatory affairs related to all of the foregoing.  Development shall not include Research.

1.18.        “Development Cost” means the costs incurred by SYNTA for its account after the Effective Date which are consistent with a Development Plan and are specifically attributable to the Development of Licensed Compounds or Licensed Products.  Such costs shall mean the direct cost and indirect costs of all SYNTA Development personnel and Third Party costs, all of them incurred to further the Development of Licensed Compounds or Licensed Products.  SYNTA shall calculate the direct and indirect costs of SYNTA Development personnel based on the FTE Rate.

1.19.        “Effective Date” means the Execution Date.

1.20.        “EMEA” means the European Medicines Agency and any successor agency thereto.

1.21.        “EU” means the European Union, as it may be redefined from time to time.

1.22.        “Executive Officer(s)” means, with respect to SYNTA, the Chief Executive Officer of SYNTA, and with respect to ROCHE, Head of Pharma Partnering.

1.23.        “FBMC” means, for a Licensed Product, the standard manufacturing cost, as defined by the manufacturing Party’s standard cost accounting practices and policies and consistently applied by such Party.  FBMC shall include direct labor, materials, product testing costs, including quality control and quality assurance bulk testing and in-process testing (e.g., adventitious virus and mycoplasma testing), and allocable overhead for manufacturing or contracting for each stage of the manufacturing process of the Licensed Product shipped.  In addition, FBMC includes failures that are considered normal yield losses that could be reasonably expected or justified in this area of technology, excess capacity and idle plant cost to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the extent associated with the Licensed Product, and write off and disposal costs of expired goods (raw materials, intermediates and products).

1.24.        “FDA” or “Food and Drug Administration” means the United States Food and Drug Administration and any successor agency thereto.

1.25.        “Field” means all human pharmaceutical and diagnostic uses, excluding medical device uses.

1.26.        “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first bona fide arms-length sale of such Licensed Product sold to a Third Party in such country by or on behalf of ROCHE, its Affiliates or Sublicensees after Regulatory Approval has been obtained for such Licensed Product in such country.

1.27.        “First Licensed Compound” means, with respect to each stage of Development (the early stages of which are described in Section 2.4.1), the first Licensed Compound to enter such stage of Development during the Term.

1.28.        “FTE” means a full-time equivalent person-year (consisting of a total of [***] hours per year) of scientific, technical, or managerial work on or directly related to activities performed under the Research Plan or Development Plan.

1.29.        “FTE Rate” means $[***] per FTE, increased annually by the percentage increase in the Consumer Price Index (“CPI”) as of the then-most-recent December 31 over the CPI as of December 31, [***].  [***] $[***].  As used in this Section 1.29, Consumer Price Index or CPI means the Consumer Price Index — Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

1.30.        “Generic Competition” means, with respect to a Licensed Product in any country in the Territory in a given Calendar Quarter, if, during such Calendar Quarter, one or more Generic Products shall be commercially available in such country and such Generic Products shall have a market share of [***] percent ([***]%) or more of the aggregate market in such country of such Licensed Product and Generic Products (based on sales of units of such Licensed Product and such Generic Products, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably determined by ROCHE and agreed by SYNTA).

1.31.        “Generic Product” means, with respect to a Licensed Product in a country, any pharmaceutical product sold by a Third Party not authorized by or on behalf of ROCHE or its Affiliates, that (a) contains as an active pharmaceutical ingredient the same CRAC Channel Inhibitor (or its pro-drug, metabolite, constitutional or geometric isomer, regioisomer, stereoisomer including enantiomer or diastereoisomer, salt form, hydrate, solvate or polymorph of such CRAC Channel Inhibitor), as the one contained in such Licensed Product, (b) is “a therapeutic equivalent” to such Licensed Product as such term is used in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA Center for Drug Evaluation and Research or any successor publication, and (c) is approved in reliance on the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

prior approval of such Licensed Product as determined by the applicable Regulatory Authority in such country.

1.32.        “GLP Toxicology Study” means an in vivo toxicology study designed to be no less than [***] ([***]) days in duration, that is conducted in compliance with GLP and is required to meet the requirements for filing an IND.

1.33.        “GLP” or “Good Laboratory Practice” means current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or any comparable regulatory standards in any country other than the United States.

1.34.        “IND” or “Investigational New Drug Application” means an Investigational New Drug Application filed with the FDA in the United States or any equivalent counterpart in any country other than the United States, including all supplements and amendments thereto.

1.35.        “Indication” means any human disease or condition, or sign or symptom of a human disease or condition.

1.36.        “Initiation” means, with respect to a Clinical Trial, the first dosing of the first patient enrolled in such Clinical Trial with a Licensed Product; and with respect to a GLP Toxicology Study, the first dosing of the first mammal in such study.

1.37.        “Joint Intellectual Property” means the Joint Know-how and Joint Patent Rights.

1.38.        “Joint Know-how” means Know-how that is developed by one or more employees, agents or consultants of SYNTA or any of its Affiliates, on the one hand, and one or more employees, agents or consultants of ROCHE or any one of its Affiliates, on the other hand, in the conduct of Research, Development, Manufacturing or Commercialization of Collaboration Compounds, Licensed Compounds or Licensed Products, including Joint Inventions.

1.39.        “Joint Patent Rights” means all Patent Rights that claim or disclose Joint Know-how.

1.40.        “Know-how” means any information and materials, whether patentable or not, including (a) ideas, discoveries, inventions, improvements or trade secrets, (b) pharmaceutical, chemical and biological materials, products and compositions, (c) tests, assays, techniques, data, methods, procedures, formulas, or processes, (d) technical, medical, clinical, toxicological, and other scientific data and other information relating to any of the foregoing, and (e) drawings, plans, designs, diagrams, sketches, specifications, or other documents containing or relating to such information or materials.

1.41.        “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.42.        “Licensed Compound” means [***].  For further clarity, if ROCHE terminates a Licensed Compound in one or more regions pursuant to Section 12.3, such Licensed Compound shall continue to be deemed a Licensed Compound except as provided in Article XII unless and until ROCHE terminates such Licensed Compound in all Regions pursuant to Section 12.3 (whether ROCHE so terminates such Licensed Compound in all Regions simultaneously or terminates such Licensed Compound in all Regions over time).  For the sake of clarity, any Licensed Compound shall also include all pro-drugs, metabolites, constitutional and geometric isomers, regioisomers, stereoisomers including enantiomers and diastereoisomers, salt forms, hydrates, solvates and polymorphs of such Licensed Compound, all of which shall constitute a single Licensed Compound.  [***].

1.43.        “Licensed Product” means any pharmaceutical product containing as an active pharmaceutical ingredient a Licensed Compound; provided, however, that such product may not contain an active pharmaceutical ingredient having a composition of matter that is Covered by SYNTA Patent Rights unless such active pharmaceutical ingredient is a Licensed Compound.

1.44.        “Major EU Country” means France, Germany, Italy, Spain or the United Kingdom.

1.45.        “Major Market” means any Major EU Country, Japan, or the United States.

1.46.        “Manufacture” means all activities related to the manufacturing of a compound or product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process, in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.

1.47.        “Marketing Exclusivity” means, with respect to a pharmaceutical product in a country: (a) the exclusivity afforded to the pharmaceutical product for being the first drug product containing the active ingredient to receive regulatory approval in that country, (b) pediatric exclusivity, or (c) orphan drug exclusivity, but only when the pharmaceutical product does not also have a non-orphan drug indication that is not protected by an unexpired exclusivity.

1.48.        “MHLW” means the Japanese Ministry of Health, Labor and Welfare and any successor agency thereto.

1.49.        “NDA” means a New Drug Application or a supplemental New Drug Application, as defined in 21 C.F.R. §§314.50 and 314.70, respectively, filed with the FDA with respect to a Licensed Product, or an equivalent application filed with the Regulatory Authority of a country in the Territory other than the United States, including any Marketing Authorization Application filed with the EMEA.

1.50.        “Net Sales” means the amount calculated by subtracting from the amount of Adjusted Gross Sales (as defined below) a lump sum deduction of (1) [***] percent ([***]%) of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Adjusted Gross Sales, with respect to Net Sales in the United States, (2) [***] percent ([***]%) of Adjusted Gross Sales, with respect to Net Sales in the Major Markets (other than the U.S.) and Canada, and (3) [***] percent ([***]%) of Adjusted Gross Sales, with respect to Net Sales in all territories other than those set forth in clause (1) and (2) above, in lieu of all deductions corresponding to charges allocable to the sale of Licensed Product and paid by ROCHE but which are not accounted for by ROCHE, its Affiliates, ROCHE Entities and Sublicensees on a product-by-product basis in the calculation of Adjusted Gross Sales (e.g., outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt expense).

For purposes of this definition of “Net Sales”, “Adjusted Gross Sales” shall mean the amount of gross sales of Licensed Product invoiced by ROCHE, its Affiliates, ROCHE Entities and its Sublicensees to Third Parties less deductions (which deductions shall in all cases be as consistently applied by ROCHE to its products) for:

(a)        Governmental price reductions and changes to reserves for governmental price reductions, such as rebates to managed care organizations or social and welfare systems, charge backs or reserves for chargebacks, cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within ROCHE on a product-by-product basis), government mandated rebates and similar types of rebates (e.g., Pharmaceutical Price Regulation Scheme, Medicaid, clawback schemes and any other similar such scheme);

(b)        Contract pricing chargebacks and changes to reserves of contract pricing chargebacks, such as periodic charges of wholesalers and chargebacks for price capping programs;

(c)        Customer rebates and changes to reserves of customer rebates, such as volume (quantity) discounts or price discounts;

(d)        Returns and return reserves, including allowances actually given for spoiled, damaged, out-dated, rejected, returned Licensed Product sold, withdrawals and recalls;

(e)        Cash discounts; and

(f)         Taxes, such as value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount (but excluding income or capital gains taxes).

For the avoidance of doubt, the “Adjusted Gross Sales” shall be determined on a Licensed Product-by-Licensed Product basis using the same methodology as ROCHE consistently uses to recognize sales in its financial reporting, which is in accordance with the then-used International Financial Reporting Standards (IFRS), and is reviewed and approved by ROCHE’s external auditors, it being understood that if the amount of any of the reserves accounted for as a deduction in the definition of “Adjusted Gross Sales” above exceeds the actual amount for which the reserve was established, the amount of such excess shall be treated as Net Sales.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Notwithstanding the foregoing, amounts received by ROCHE, its Affiliates, ROCHE Entities and Sublicensees for the sale of Licensed Product among ROCHE, its Affiliates, ROCHE Entities or Sublicensees for resale shall not be included in the computation of Adjusted Gross Sales or Net Sales.

If a Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales of the Licensed Product, for the purposes of determining royalties based on Net Sales, shall be determined country-by-country by multiplying the Net Sales of the Combination Product (as determined using the standard Net Sales definition), during the applicable reporting period, by the fraction, A/(A+B), where A is the average sale price of the Licensed Product when sold separately in similar quantities in finished form and B is the average sales price of the other compounds having independent therapeutic activity included in the Combination Product when sold separately in similar quantities in finished form, in each case in the same country as the Combination Product during the applicable reporting period or, if sales of both the Licensed Product and the other compounds having independent therapeutic activity did not occur in such period, then in the most recent reporting period in which sales of both occurred in the same country as the Combination Product.  If such average sale price cannot be determined for both the Licensed Product and all other compounds having independent therapeutic activity included in the Combination Product, Net Sales of the Licensed Product for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Licensed Product and D is the fair market value of all other compounds having independent therapeutic activity included in the Combination Product.  In such event, ROCHE shall in good faith make a determination of the respective fair market values of the Licensed Product and all other compounds having independent therapeutic activity included in the Combination Product, and shall notify SYNTA of such determination and provide SYNTA with data to support such determination.  SYNTA shall have the right to review such determination and supporting data, and to notify ROCHE if it disagrees with such determination.  If SYNTA does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved in accordance with Section 13.2.

As used in this Agreement, “Combination Product” means any Licensed Product containing one or more additional active pharmaceutical compounds having independent therapeutic activity other than a Licensed Compound.

1.51.     “Party” or “Parties” means SYNTA or ROCHE, as the context requires.

1.52.     “Patent Rights” means all rights under any patent or patent application, in any country or jurisdiction in the Territory, including any patents issuing on such patent application and any substitution, extension or supplementary protection, certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.53.     “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a governmental agency or a political subdivision thereto.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.54.     “Phase 1 Clinical Trial” means a human clinical trial in any country, the principal purpose of which is a preliminary determination of safety in individuals or patients, that would satisfy the requirements of 21 C.F.R. §312.21(a), or an equivalent clinical study required by a Regulatory Authority outside of the United States.

1.55.     “Phase 2 Clinical Trial” means a human clinical trial conducted in any country, intended to explore multiple doses, dose response, and duration of effect to generate initial evidence of safety and activity in a target patient population, that would satisfy the requirements of 21 C.F.R. §312.21(b), or an equivalent clinical study required by a Regulatory Authority outside of the United States.

1.56.     “Phase 2a Clinical Trial” means, as to a particular Licensed Compound for an Indication, a Phase 2 Clinical Trial, or the relevant portion thereof, conducted in a sufficient number of patients to generate sufficient data, if successful, to commence a Phase 2b Clinical Trial or a Phase 3 Clinical Trial of such Licensed Compound for such Indication.

1.57.     “Phase 2b Clinical Trial” means, as to a particular Licensed Product for an Indication, a Phase 2 Clinical Trial, or the relevant portion thereof, conducted in a sufficient number of patients to generate sufficient data, if successful, to either commence a Phase 3 Clinical Trial of such Licensed Compound for such Indication or file an NDA for such Licensed Product for such Indication.

1.58.     “Phase 3 Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. §312.21(c), or an equivalent clinical study required by a Regulatory Authority outside of the United States.

1.59.     “Region” means each of the following:  (a) United States and Canada, collectively, (b) the EU, Iceland, Liechtenstein, Norway and Switzerland, collectively, (c) Japan, and (d) all countries in the rest of the world, collectively.

1.60.     “Regulatory Approval” means any approval (including, if applicable, pricing and reimbursement approvals), licenses, registrations or authorizations by a Regulatory Authority that are necessary for the marketing and sale of product in a country or group of countries.

1.61.     “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, pricing or sale of a product in a country, including the FDA.

1.62.    “Research” means all activities relating to the discovery, evaluation and early preclinical testing of a compound or product, including identification of potential candidates, synthesis and testing by in vitro or in vivo assays, leading up to (with respect to Collaboration Compounds) the nomination and approval for advancement into Development of a Licensed Compound(s).  Research shall exclude Development; provided however that Research and Development activities with respect to any compound or product may proceed in parallel.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.63.     “Research Program” means the conduct of the Research activities described in the Research Plan.

1.64.     “Right of Reference or Use” means a “right of reference or use” as that term is defined in 21 C.F.R. §314.3(b), or an equivalent in a country in the Territory other than the United States.

1.65.     “ROCHE Intellectual Property” means the ROCHE Know-how, the ROCHE Patent Rights, and ROCHE’s interest in the Joint Know-how and Joint Patent Rights.

1.66.     “ROCHE Know-how” means, as of the relevant time during the Term, any Know-how that (a) is Controlled by ROCHE or its Affiliates, and (b) is, at that time, necessary or useful for the Research, Development, Manufacture or Commercialization of any Collaboration Compound, Licensed Compound or Licensed Product; provided, however, that ROCHE Know-how excludes Joint Know-how.

1.67.     “ROCHE Patent Rights” means as of the relevant time during the Term, all Patent Rights that are Controlled by ROCHE or any of its Affiliates that, at such time, claim or disclose ROCHE Know-how.  ROCHE Patent Rights exclude Joint Patent Rights.

1.68.     “SYNTA Intellectual Property” means the SYNTA Know-how, the SYNTA Patent Rights and SYNTA’s interest in Joint Know-how and the Joint Patent Rights.

1.69.     “SYNTA Know-how” means as of the relevant time during the Term, any Know-how that (a) is Controlled by SYNTA, and (b) is, at that time, necessary or useful for the Research, Development, Manufacture or Commercialization of any Collaboration Compound, Licensed Compound or Licensed Product; provided, however, that SYNTA Know-how excludes Joint Know-how.

1.70.     “SYNTA Patent Rights” means, as of the relevant time during the Term, all Patent Rights Controlled by SYNTA that, at such time, claim or disclose SYNTA Know-how.  Certain SYNTA Patent Rights existing as of the Execution Date are set forth on Exhibit A; provided, however, that SYNTA Patent Rights exclude Joint Patent Rights.

1.71.     “[***]” means [***].

1.72.     “[***]” means [***].

1.73.     “[***]” means [***].

1.74.     “Sublicensee” means a Third Party to whom such Party has granted a sublicense pursuant to Sections 6.4, 12.6.6 or 12.10.7.

1.75.     “Territory” means all countries of the world, but excluding, with respect to any Licensed Compound (and any products containing such Licensed Compound as an active ingredient), each Terminated Region.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.76.     “Third Party” means any Person other than SYNTA or ROCHE or any of their respective Affiliates.

1.77.     “United States” or “US” means the United States of America, its territories and possessions.

1.78.     “Valid Claim” means any claim in any (a) unexpired and issued patent that has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court or other governmental agency of competent jurisdiction, or (b) patent application that has not lapsed, in the case of a provisional patent application, or been cancelled, withdrawn or abandoned without the possibility of revival, nor has been pending for more than [***] ([***]) years from the earliest priority date claimed for such application.

1.79.     Additional Definitions.  Each of the following definition is set forth in the section of this Agreement indicated below:

Definition:	Section:
AAA	13.2.1
Accounting Period	7.7.1
Actual Costs	2.5.4
Adjusted Gross Sales	1.51
Agent	9.1
Agreement	Preamble
Alliance Manager	3.1.3
Bankruptcy Code	6.7
Budget	2.4.3
Chugai	1.1
Combination Product	1.50
Commercialization Decision	5.3
Confidentiality Agreements	1.9
Co-promotion Option	5.3
Covered Excess Amount	2.5.4
CPI	1.29
Development Plan	2.4.3
Execution Date	Preamble
Genentech	1.1
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement Claim	8.3.1
Joint Inventions	8.1.1
JRDC	3.1.1
JSC	3.2.1
Notice	9.3.2
Paragraph IV Certification	8.6
Patent Challenge	12.5

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Definition:	Section:
Publishing Party	9.3.2
Research Plan	2.3.3
Research Term	2.3.1
Royalty Term	7.6.3(a)
ROCHE	Preamble
ROCHE BASEL	Preamble
ROCHE Entity	1.1
ROCHE NUTLEY	Preamble
SYNTA	Preamble
Term	12.1
Terminated Commercial Product	12.10.6
Terminated Region	12.3
Uncovered Excess Amount	2.5.4

ARTICLE II -COLLABORATION

2.1.                              Overview.  The primary objective of the collaboration between the Parties will be to identify and select Collaboration Compounds under the Research Program that are suitable for further Research and, subject to Section 2.4, to advance the Development of such Collaboration Compounds as Licensed Compounds and the Commercialization of related Licensed Products in the Field, as further described below.

2.2.                              Commercially Reasonable Efforts.  Each Party shall use Commercially Reasonable Efforts to conduct the activities which are assigned to such Party under the Research Plan or any Development Plan; provided, however, that neither Party guarantees the success of the Research Program or any individual Research, Development or Manufacturing activity undertaken under the Research Plan or Development Plan.  Without limiting ROCHE’s obligations pursuant to this Section 2.2, ROCHE shall use Commercially Reasonable Efforts to (a) Develop, at any given time, at least one Licensed Compound, and (b) seek Regulatory Approval for at least one Licensed Compound and then Commercialize each such approved Licensed Product for each approved Indication in the Field in the Territory.

2.3.                              Research Program.

2.3.1.       Research Term.  The initial term of the Research Program shall commence on January 1, 2009 and end on the second (2nd) anniversary thereof, unless (a) earlier terminated hereunder, or (b) extended by mutual agreement of the Parties for additional one (1) year term(s), in which case the Parties shall agree upon appropriate FTE commitment levels, budget adjustments and other necessary amendments to the Research Plan (such initial two (2) year term, together with any extension, the “Research Term”).  The SYNTA FTE Rate for any such extension shall be determined as set forth in Section 1.29.

2.3.2.       Collaboration Compounds.  The Research Program shall be conducted on Collaboration Compounds; provided, however, that if, in the course of the Research Program, it

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

is determined that any such compound is not a CRAC Channel Inhibitor, such compound shall no longer be considered a Collaboration Compound, and provided, further, that any Collaboration Compound that is not a Licensed Compound as of the end of the Research Term shall revert to the Controlling Party (including all rights thereto and to any Confidential Information with respect to such Collaboration Compound which had been disclosed by such Controlling Party) and shall no longer be deemed a Collaboration Compound for purposes of this Agreement.  It is the intent of the Parties that the initial Collaboration Compounds with respect to which Research will be conducted under the Research Program will be the Collaboration Compounds Controlled and identified by SYNTA hereunder.  Compounds Controlled by ROCHE will be included as a Collaboration Compound with respect to which Research will be conducted under the Research Program and for other purposes of this Agreement only if mutually agreed by the Parties.  The goal of the Research Program is for one or more Licensed Compounds to be approved for advancement into Development under Section 2.3.4.

2.3.3.       Research Plan.  The initial plan for the first two (2) Contract Years of the Research Program is attached hereto as Exhibit B (as may be amended from time to time upon mutual agreement of the Parties, the “Research Plan”).  The Parties agree and acknowledge that this Research Plan reflects, as of the Execution Date, SYNTA’s good faith estimates of Research activities and the timing, internal costs, and external costs associated with such activities, all of which could be subject to change.  During the Research Term, SYNTA and ROCHE shall prepare an updated Research Plan for the third and each subsequent Contract Year, if applicable, at least [***] ([***]) days prior to the start of each such Contract Year.  The Research Plan shall be consistent with the terms and conditions of this Agreement and shall be subject to review and approval by the JRDC and the JSC.  The Research Plan shall specify, among other things, (a) key objectives, (b) Research and related Manufacturing activities to be performed up to nomination of a Licensed Compound for Development, (c) the number and types of FTEs to be assigned to specific activities and the Party supplying such FTEs, (d) costs and expenses for services to be provided by Third Parties, (e) to the extent known in advance, the academic collaborations and subcontractor arrangements anticipated for the applicable Contract Year, and (f) the budget for the applicable Contract Year.  With respect to the first (2) Contract Years, all FTEs specified in the Research Plan shall be supplied by SYNTA.  For the sake of clarity, neither the initial Research Plan attached hereto, nor any subsequent Research Plan once agreed by the Parties, may be amended except by mutual agreement of the Parties.

2.3.4.       Licensed Compound Nomination.

(a)                   Either Party may nominate to the JDRC, for approval by the JSC, a Licensed Compound for advancement into Development leading up to a GLP Toxicology Study.  Upon request by a Party, the other Party shall provide relevant available information and study results to support such nomination.  If no Licensed Compound is approved for advancement into Development during the Research Term or within [***] ([***])[***] after expiration of the Research Term, SYNTA shall have the option, not the obligation, to perform the Development activities described in Section 2.4.1.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)                   ROCHE shall have no right to Develop or Commercialize any Licensed Compound (other than any activities that may be assigned to ROCHE under the Research Plan) unless and until such Licensed Compound has been nominated by the JRDC, and approved by the JSC, for advancement into Development hereunder.

2.4.                              Development.  The Parties shall pursue the Development of at least one Licensed Compound in accordance with a Development Plan and the remainder of this Article II, including seeking to pursue the Initiation of a GLP Toxicology Study.  For clarity, for each Licensed Compound approved by the JSC for advancement into Development under Section 2.3.4(a), a set of Development activities will be conducted prior to the Initiation of a GLP Toxicology Study, as exemplified in Exhibit C.  As of the Execution Date, the Parties agree that [***] is anticipated to be the First Licensed Compound.

2.4.1.       First Licensed Compound.  For the relevant First Licensed Compound, SYNTA (itself or through an Affiliate or a Third Party) shall, in accordance with the Development Plans: conduct pre-IND Development, Phase 1 Clinical Trials, and other nonclinical Development activities that are typically performed during each of the foregoing Development stages, and shall have the right, at SYNTA’s option, to conduct a Phase 2a Clinical Trial for an Indication other than rheumatoid arthritis, provided, that such Indication is part of the Development Plan.

2.4.2.       Other Licensed Compounds.  Except as mutually agreed by the Parties or as set forth in Section 2.4.1, and subject to oversight by the JRDC and the JSC, ROCHE shall be solely responsible for the Development of Licensed Compounds and Licensed Products in the Field and in the Territory in accordance with the Development Plan and the terms and conditions of this Agreement; provided, however, that for Licensed Compounds other than the First Licensed Compound, the JRDC shall decide which Party shall conduct Development for such Licensed Compound; provided, further, that the JRDC and JSC cannot require SYNTA to undertake such responsibility unless SYNTA agrees to do so.  Prior to the initiation of each stage of activity to be so conducted by SYNTA with respect to any Licensed Compound, the Parties shall discuss and undertake to finalize the anticipated scope, design, content, criteria, protocols, budget and other terms associated with the conduct of Development for such Licensed Compound and shall update the Development Plan to reflect such agreement.

2.4.3.       Development Plans.  For the First Licensed Compound, the initial Development Plans through and including one Phase 2a Clinical Trial with respect thereto are attached hereto as Exhibit C and Exhibit D (as may be amended from time to time upon mutual agreement of the Parties, the “Development Plans,” including the “Development Plan — Pre-IND” and “Development Plan — Phase 1 and Phase 2a,” respectively).  The Parties agree and acknowledge that these initial Development Plans reflect, as of the Execution Date, SYNTA’s good faith estimates of Development activities and the timing, internal costs, and external costs associated with such activities, all of which may be subject to change.  With respect to the further Development of the relevant First Licensed Compound or following the approval for advancement into Development of any subsequent Licensed Compound, SYNTA and ROCHE, under the guidance of the JRDC, shall prepare initial or updated Development Plans directed to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Development activities in the Territory for such Licensed Compound for the next twelve (12) month period.  An updated Development Plan for each subsequent twelve (12) month period will be prepared by SYNTA and ROCHE at least [***] ([***]) days prior to the beginning of each such subsequent twelve (12) month period.  The Development Plan shall be consistent with the terms and conditions of this Agreement, and shall be subject to review and approval by the JRDC and the JSC.  The Development Plan shall specify, among other things, (a) key objectives, (b) Development and related Manufacturing activities to be performed with respect to a Licensed Compound, including Initiation of Clinical Trials, (c) the Party responsible for performance of an activity, (d) the number and types of FTEs to be assigned to specific activities by SYNTA, (e) anticipated costs to be incurred under the Development Plans (the “Budget”) for the applicable twelve (12) month period, and (f) Development timelines.  For the sake of clarity, neither the initial Development Plans attached hereto, nor any subsequent Development Plan once agreed by the Parties, may be amended except by mutual agreement of the Parties.

2.5.                              Development Costs.

2.5.1.       General.  ROCHE shall pay its own Development expenses in carrying out each Development Plan, and shall pay SYNTA for all Development Costs incurred pursuant to each Development Plan and the applicable Budget as set forth below.

2.5.2.       Audit Rights.  ROCHE shall have the right to audit SYNTA to verify all of SYNTA’s Development Costs incurred pursuant to a Development Plan and the Budget.

(a)                   SYNTA shall keep, and shall require its Affiliates to keep, for [***] ([***]) years, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all Development Costs under this Agreement. Such books of accounts shall be kept at SYNTA’s or the relevant Affiliate’s principal place of business. At the expense of ROCHE, ROCHE has the right to engage an independent, certified public accountant mutually acceptable to both Parties to perform, on behalf of ROCHE, an audit of such books and records of SYNTA and its Affiliates, that are deemed necessary by such accountant to report on Development Costs for the period or periods requested by ROCHE and the correctness of any report or payments made under this Agreement.  Such accountant shall not have the authority to interpret this Agreement.

(b)                   Upon timely request and at least [***] ([***]) days prior written notice from ROCHE, such audit shall be conducted, during regular business hours in such a manner as to not unnecessarily interfere with SYNTA’s or its Affiliates’ normal business activities, and shall be limited to results in the [***] ([***]) calendar years prior to audit notification.

(c)                   Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)                   All information, data and documents herein referred to shall be used only for the purpose of verifying Development Costs, shall be treated as SYNTA Confidential Information subject to the obligations of this Agreement and need neither be retained more than the longer of one (1) year after completion of an audit hereof, if an audit has been requested; nor more than [***] ([***]) years from the end of the calendar year to which each shall pertain; nor more than [***] ([***]) [***] after the date of termination of this Agreement.

(e)                   The final audit report shall be shared by ROCHE and SYNTA.

(f)                    If the audit reveals an underpayment, ROCHE shall reimburse SYNTA for the amount of the underpayment within [***] ([***]) days with interest as set forth in Section 7.7.2.  If the audit reveals an overpayment, ROCHE shall have the right to credit the amount of such overpayment against the next payment payable to SYNTA hereunder.  SYNTA shall pay for the audit costs if the audit reveals that an overpayment of ROCHE exceeds [***] percent ([***]%).

(g)                   The failure of ROCHE to request verification of any Actual Costs within the period during which the corresponding records must be maintained under Section 2.5.2(d) will be deemed acceptance of the Actual Cost payments and reports with respect thereto.

2.5.3.       Budget.  It is agreed between the Parties that for the calendar year 2009, the Budget for payment to SYNTA of its Development Costs under the Development Plan as of the Execution Date is [***] dollars ($[***]).  On or before October 1, 2009 and not later than October 1 of each subsequent calendar year during the Term, the JSC shall approve annual Budgets for Development Costs scheduled for the following year; such annual Budgets to be consistent with the Development Plan(s).  Upon approval, the annual Budget shall be the Budget then in effect.

2.5.4.       Payments to SYNTA; Reconciliation.  ROCHE shall pay to SYNTA the amount set forth as SYNTA’s Development Costs under the Budget for each Calendar Quarter on or before the later of (a) the first day of such Calendar Quarter or (b) [***] ([***]) days after receipt of an invoice from SYNTA with respect to such Development Costs.  Within [***] ([***]) days following the end of each such Calendar Quarter, SYNTA shall provide an accounting to ROCHE of the actually incurred Development Costs during such Calendar Quarter (the “Actual Costs”).  Following the reporting by SYNTA of Actual Costs for each Calendar Quarter, the Parties shall reconcile any difference between the amounts paid by ROCHE to SYNTA for Development Costs and SYNTA’s Actual Costs for such Calendar Quarter.  If the amounts paid by ROCHE to SYNTA for Development Costs exceed SYNTA’s Actual Costs during such Calendar Quarter, then the amount of such excess shall be credited to ROCHE against the next payment payable to SYNTA hereunder.  If SYNTA’s Actual Costs during the Calendar Quarter exceeds by less than [***] percent ([***]%) the amount paid by ROCHE for Development Costs during such Calendar Quarter (the amount of such excess, the “Covered Excess Amount”), then ROCHE shall pay the Covered Excess Amount to SYNTA as a supplemental payment.  If SYNTA’s Actual Costs during the Calendar Quarter exceeds by [***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

percent ([***]%) or more the amount paid by ROCHE for Development Costs during such Calendar Quarter, then (y) ROCHE shall pay the Covered Excess Amount to SYNTA as a supplemental payment and (z) with respect to the amount of such excess over and above the Covered Excess Amount (the “Uncovered Excess Amount”), ROCHE shall pay the Uncovered Excess Amount but only if the JSC approves such Uncovered Excess Amount.  ROCHE shall pay SYNTA any Covered Excess Amount and, to the extent payable by ROCHE hereunder, any Uncovered Excess Amount within [***] ([***]) days after receipt of an invoice from SYNTA therefor, subject to the cap of $[***] for calendar year 2009.  For purposes of clarity, ROCHE’s obligation under this Section 2.5.4 to pay SYNTA for Development Costs shall be separate from, and in addition to, ROCHE’s obligation under Section 7.2 to pay SYNTA for internal and external Research costs incurred by SYNTA under the Research Plan.

2.6.                              Manufacturing.  Each Party shall be responsible for the Manufacture and supply of all preclinical and clinical quantities of Collaboration Compounds Controlled by such Party in accordance with the Research Plan and Development Plan until such time as the Parties decide to transfer Manufacturing responsibility to ROCHE pursuant to Section 2.7.

2.7.                              Transfer of Responsibility to ROCHE.

2.7.1.       Development; Regulatory.  Subject to Section 2.4, SYNTA shall transfer to ROCHE all Development responsibility with respect to a Licensed Compound, on a Licensed Compound-by-Licensed Compound basis, once the relevant Collaboration Compound is designated a Licensed Compound or, if SYNTA is undertaking any Development activities with respect to such Licensed Compound in accordance with Section 2.4, once SYNTA’s activities with respect to a GLP Toxicology Study or Phase 1 Clinical Trials for such Licensed Compound are complete, in accordance with a transition plan to be established by the Parties, including the transfer to ROCHE of any IND or other regulatory filings with respect to such Licensed Compound that are held by SYNTA in SYNTA’s name.  Notwithstanding the foregoing, for the First Licensed Compound, such transition shall occur promptly following completion of the first Phase 2a Clinical Trial, if such Clinical Trial is conducted by SYNTA, or promptly following completion of Phase 1 Clinical Trials, if SYNTA does not conduct the first Phase 2a Clinical Trial.  Each Party shall continue to use Commercially Reasonable Efforts to perform critical Development activities which may be assigned to such Party under the relevant Development Plan, in a manner consistent with the transition plan, until the completion of such transfer of Development responsibility to ROCHE.

2.7.2.       Manufacturing.  Unless otherwise agreed by the Parties, concurrently with the transfer of all Development responsibility to ROCHE with respect to a Licensed Compound pursuant to Section 2.7.1 above, (a) SYNTA shall transfer to ROCHE, and ROCHE shall assume sole responsibility for, the Manufacture of non-clinical, clinical and commercial quantities of such Licensed Compound necessary for the Development and Commercialization of Licensed Products in the Field in the Territory, at ROCHE’s sole cost and expense, and (b) SYNTA shall provide to ROCHE reasonable technical assistance, manufacturing and analytical Know-how, and material specifications Controlled by SYNTA that are necessary for ROCHE, its Affiliate or a Third Party manufacturer identified by ROCHE to Manufacture such Licensed Compound.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7.3.       Technology Transfer.  If ROCHE requests that SYNTA provide ROCHE with technical assistance in transferring technology required for the manufacture of a Licensed Compound at a manufacturing facility, then SYNTA shall provide for each such Licensed Compound one (1) visit of up to [***] ([***]) [***] in duration of one full time SYNTA employee’s time to provide such services.  If ROCHE desires additional technical assistance, then SYNTA, at its option, shall provide such assistance and ROCHE shall compensate SYNTA on a time and materials basis at the FTE Rate per eight (8) hour day.  Subject to the foregoing, SYNTA shall assist ROCHE, as reasonably requested by ROCHE, in (a) causing the assignment to ROCHE of any and all applicable Third Party manufacturing and supply agreements for such Licensed Product, to the extent assignable and related to such Licensed Products, or (b) transferring the manufacturing process for such Licensed Product to ROCHE or to a Third Party contract manufacturer engaged by ROCHE.  Such assistance shall include assisting ROCHE by providing reasonable technical and regulatory assistance and documentation relating to the manufacture, testing and supply of such Licensed Product as necessary for ROCHE to be qualified or to qualify a Third Party for the manufacturing of such Licensed Product.  Promptly after the transfer of all Development responsibility to ROCHE with respect to a Licensed Compound pursuant to Section 2.7.1 above, SYNTA shall deliver to ROCHE:  (i) [***] ([***]) [***] of all intermediates pure enough to calibrate analytical instruments, (ii) analytical methods, (iii) batch records of the whole chemical synthesis, to the extent they exist, (iv) safety investigation (RC1, DSC, ARC) reports (if any) for relevant chemical steps, and (v) a list of key suppliers including agreements (if any) and all respective lead times.

2.8.                              Exchange of Information.  For so long as a Party is conducting Research activities with respect to any Collaboration Compound or Development activities with respect to any Licensed Compound hereunder, each Party shall regularly provide the other Party, through the JRDC (if the JRDC remains in place), with all material information, data and results relating to such Research and Development activities.

2.9.                              Recordkeeping.  All Research and Development work conducted by either Party under the Research Plan or Development Plan shall be completely and accurately recorded in separate laboratory notebooks, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Upon reasonable advance notice, and at reasonable intervals, each Party shall have the right to inspect and copy such records of the other Party reflecting on work done under the Research Plan or Development Plan, to the extent reasonably required to carry out its respective obligations and to exercise its respective rights hereunder.

2.10.                        Academic Collaborations; Subcontractors.  Subject to the oversight of the JRDC and, with respect to clause (a) below, the approval of the JSC, either Party may enter into one or more agreements, solely in furtherance of conducting activities assigned to such Party under the Research Plan or Development Plan, with (a) academic, research or other non-commercial institutions; or (b) subcontractors (e.g., a Third Party providing pharmacology or other services); in each case under clause (a) or (b), provided that (i) such Party shall use Commercially Reasonable Efforts to obtain ownership of any inventions relevant to the Research and Development activities contemplated under the Research Plan or Development Plan, or an exclusive license, or option to secure an exclusive license, with the right to grant sublicenses to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the other Party, (ii) none of the rights of the other Party hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (iii) such Third Party shall be bound to protect both Parties’ Confidential Information at least as stringently as the confidentiality provisions set forth in Article IX (subject to reasonable variations to Section 9.3.2 as may be required by academic, research or other non-commercial institutions).

2.11.                        Biological Samples.  Subject to applicable Law and any restrictions or conditions imposed by informed consents, institutional review boards, ethical committees or other obligations to Third Parties, (a) as between the Parties, all biological samples (i.e., blood and tissue samples) generated in connection with the clinical Development activities set forth in this Agreement shall be owned by ROCHE, and (b) if the Parties reasonably agree that such samples will no longer be used, either at such time or in the foreseeable future thereafter, for the Development of Licensed Compounds hereunder, ROCHE shall have the right to use such samples for any purpose whatsoever and shall indemnify SYNTA and all its related Indemnified Parties with respect to any Third Party claims arising out of such use.

ARTICLE III -GOVERNANCE; DECISION-MAKING

3.1.                              Joint Research and Development Committee.

3.1.1.       Formation and Membership.  Within twenty (20) Business Days after the Effective Date, ROCHE and SYNTA shall establish a joint research and development committee (the “JRDC”) comprised of an approximately equal number of representatives of ROCHE and SYNTA, which number is recommended to be between three (3) and five (5) representatives of each Party, and each of whom shall have experience and seniority sufficient to enable him or her to make day-to-day operational decisions on behalf of the Party he represents.  Each Party may change any one or more of its representatives to the JRDC at any time upon written notice to the other Party.  SYNTA’s participation on the JRDC after the expiration of the Research Term shall be at SYNTA’s election.  From time to time, the JRDC may, in its discretion, establish one or more project teams, or identify project leaders from each Party, to, upon mutual agreement of the Parties, implement and coordinate various aspects of the Research Plan and the Development Plans or other elements of the collaboration hereunder, such as Manufacturing technology transfer or coordination of patent prosecution matters as set forth in Section 8.2.

3.1.2.       Administrative Matters.  The JRDC shall appoint a chairperson from among its members, who shall rotate annually during the Research Term between the representatives from SYNTA and the representatives from ROCHE, with the first chairperson to be a representative of SYNTA.  After the Research Term, the chairperson of the JRDC shall be from ROCHE.  The chairperson shall be responsible for calling meetings of the JRDC and for leading the meetings.  A JRDC member of the chairing Party shall serve as secretary of such meetings.  The secretary shall promptly prepare and distribute to all members of the JRDC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JRDC, with the goal of distributing final approved minutes of each JRDC meeting within thirty (30) days after the meeting.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.1.3.                     Alliance Managers.  Each Party shall appoint one of its designees to serve as an alliance manager (“Alliance Manager”) with responsibility for overseeing that the Parties’ activities are conducted in accordance with this Agreement and the Research Plan and any Development Plan, and for being the primary point of contact between the Parties with respect to such activities.  The Alliance Manager is responsible to drive the alliance progress and issue resolution between the Parties.  The Alliance Managers will also be members of the JSC, attend JSC meetings and be responsible for communicating with and reporting to the JSC on all relevant matters.

3.1.4.                     Decision Making.  Each Party shall have one (1) vote on the JRDC.  Both Parties must vote in the affirmative to allow the JRDC to take any action that requires the vote of the JRDC.  Action on any matter may be taken at a meeting, by teleconference or videoconference or by written agreement.  If the JRDC is unable to reach unanimous agreement on any matter within its jurisdiction, then the matter shall be referred to the JSC for resolution under Section 3.2.4.

3.1.5.                     Meetings.

(a)                                                          The JRDC shall meet at least once during each Calendar Quarter during the Research Term and thereafter at least once per calendar half year for so long as the JRDC is in force.  The location of JRDC meetings shall be as agreed by the Parties, and may be held in person, alternating locations between the Parties, or by telephone conference call or by videoconference.

(b)                                                         Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JRDC.  If a Party’s representative is unable to attend a meeting, such Party may designate an alternate representative to attend such meeting in place of the absent representative.  In addition, each Party may, at its discretion, invite a reasonable number of additional employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the JRDC or the relevant portion thereof, provided that any such consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement.

(c)                                                          Either Party may also request that a special meeting of the JRDC be convened for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, the implementation of the Research Plan or Development Plan by providing written notice to the other Party.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within fifteen (15) days after the date of such notice.

3.1.6.                     Responsibilities.  Without limiting any of the foregoing, the JRDC shall be responsible for:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)                                                          managing the development and execution of the Research Plan and any Development Plans, including developing, and recommending to the JSC for JSC approval, any associated Research Plan budgets and Budgets of Development Costs;

(b)                                                         developing, and recommending to the JSC for JSC approval, amendments to the Research Plan and any Development Plan, including amendments to any associated Research Plan budgets and Budgets of Development Costs;

(c)                                                          actively participating in the initial assessment of all Collaboration Compound(s) and providing strategic direction with respect to non-clinical and clinical activities for Licensed Compounds;

(d)                                                         overseeing the Research and Development of all Collaboration Compounds, including the preparation of Collaboration Compounds for advancement into Development;

(e)                                                          overseeing and advising on the technical development and clinical Manufacture of Collaboration Compounds;

(f)                                                            overseeing the preclinical and clinical Manufacture of Collaboration Compounds;

(g)                                                         overseeing the progress of the Research Program and monitoring the Parties’ compliance with their respective obligations under the Research Plan or any Development Plan, including the accomplishment of key objectives;

(h)                                                         determining whether a Licensed Compound nominated pursuant to Section 2.3.4(a) is appropriate to be so nominated for advancement into Development leading up to a GLP Toxicology Study and, if so, recommending such nomination to the JSC for JSC approval;

(i)                                                             monitoring any reports submitted by the Parties pursuant to the Research Plan or any Development Plan;

(j)                                                             overseeing the transfer of Development and Manufacturing responsibility from SYNTA to ROCHE under Section 2.7; and

(k)                                                          performing such other tasks and undertaking such other responsibilities as may be set forth in this Agreement.

3.2.                              Joint Steering Committee.

3.2.1.                     Formation and Membership.  Within twenty (20) Business Days after the Effective Date, ROCHE and SYNTA shall establish a joint steering committee (the “JSC”) to review, coordinate and provide overall strategic direction to their activities pursuant to the Research Plan and any Development Plan and, if SYNTA exercises the Co-promotion Option,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the promotion of the Co-promoted Product(s).  The JSC shall be comprised of approximately three (3) senior executives of ROCHE and three (3) senior executives of SYNTA with appropriate levels of decision making authority.  In addition, the Alliance Manager will be a member of the JSC.  Each Party may change any one or more of its representatives to the JSC at any time upon written notice to the other Party.  SYNTA’s participation on the JSC after the end of the Research Term shall be at SYNTA’s election.  From time to time, the JSC may, in its discretion, establish one or more subcommittees or project teams to oversee particular projects or activities, as the JSC deems necessary or advisable.  No Executive Officer shall serve on the JSC.

3.2.2.                     Responsibilities.  The JSC shall be responsible for:

(a)                                                          reviewing the initial Research Plan and the initial Development Plan, including any associated budgets for the Research Plan and Budgets for the Development Plan;

(b)                                                         periodically reviewing the Research Plan and any Development Plan and suggesting or approving such amendments to the Research Plan or Development Plan as the JSC deems appropriate, including budget amendments;

(c)                                                          approving the criteria for advancement of Licensed Compounds into each stage of Development;

(d)                                                         providing overall strategic direction with respect to Research or Development activities conducted under the Research Plan or Development Plan;

(e)                                                          overseeing the JRDC and the Parties’ progress in the conduct of the Research Program and in Research and Development activities hereunder;

(f)                                                            approving the nomination of Licensed Compounds which have been recommended by the JRDC for advancement into Development;

(g)                                                         receiving updates (in accordance with Section 5.2) on ROCHE’s progress in the Commercialization of Licensed Products;

(h)                                                         reviewing and approving the initial Detailing plan (which shall be in accordance with Schedule 5.3), if SYNTA exercises the Co-promotion Option;

(i)                                                             periodically reviewing the Detailing plans and approving such amendments to the Detailing plans (which shall be in accordance with Schedule 5.3) as the JSC deems appropriate, if SYNTA exercises the Co-promotion Option;

(j)                                                             serving as a forum for communication between the Parties regarding other aspects of Development or Commercialization matters relating to the Co-promoted Product(s);

(k)                                                          attempting to resolve disputes arising under this Agreement that are referred to the JSC by the JRDC or either of the Parties;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(l)                                                             reviewing Uncovered Excess Amounts and determining whether such Uncovered Excess Amounts will be approved; and

(m)                                                       performing such other tasks and undertaking such other responsibilities as may be set forth in this Agreement.

3.2.3.                     Administrative Matters.  The JSC shall appoint a chairperson from among its members, who shall be from ROCHE.  The Alliance Manager from ROCHE will work with the Chair, and may act as the Chair, and work together with SYNTA’s Alliance Manager to develop JSC meeting agendas.  The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings.  A JSC member of the chairing Party shall serve as secretary of such meetings.  The secretary shall promptly prepare and distribute to all members of the JSC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JSC, with the goal of distributing final approved minutes of each JSC meeting within thirty (30) days after the meeting.

3.2.4.                     Decision Making.  Each Party shall have one (1) vote on the JSC.  Both Parties must vote in the affirmative to allow the JSC to take any action that requires the vote of the JSC.  Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.  Either Party may convene a special meeting of the JSC in accordance with Section 3.2.5(c) for the purpose of resolving any disagreement at the JRDC level or other disputes within its jurisdiction.  If the JSC is unable to resolve any dispute, or unanimously agree on any other matter before it, such dispute or other matter shall be referred to the Executive Officers pursuant to Section 13.1.  If the Executive Officers are unable to resolve the matter under Section 13.1, then [***], provided that such activities are conducted in compliance with the terms and conditions of this Agreement and with the Research Plan and Development Plans, as applicable; provided, further, that [***]; and provided, further, that, certain decisions must be decided unanimously (or, if not able to be decided unanimously, pursuant to Section 13.2 (Alternative Dispute Resolution)), in that [***]:

(a)                                                          Increase [***] obligations or reduce [***] rights under this Agreement, including any obligation to devote additional personnel or financial resources to a specific activity or project,

(b)                                                         make any amendments to any Research Plan or Development Plan which includes activities by [***],

(c)                                                          determine that the events required for the payment of development event payments have not occurred,

(d)                                                         determine that it has fulfilled any obligations under this Agreement or that [***] has breached any obligation under this Agreement,

(e)                                                          unilaterally make a decision that is expressly stated to require the mutual agreement of the Parties, or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f)                                                            otherwise expand [***] rights or reduce [***] obligations under this Agreement.

3.2.5.                     Meetings.

(a)                                                          The JSC shall meet at least twice annually.  The location of JSC meetings shall be as agreed by the Parties, and may be held in person, alternating locations between the Parties, or by telephone conference call or by videoconference.

(b)                                                         Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC.  In addition, each Party may, at its discretion, invite a reasonable number of non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, to attend meetings of the JSC or the relevant portion thereof; provided that any such consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement.

(c)                                                          Either Party may also request that a special meeting of the JSC be convened for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any matter within the purview of the JSC by providing written notice to the other Party.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within fifteen (15) days after the date of such notice.

(d)                                                         At its initial meeting, the JSC shall, among other things, (i) review the initial Research Plan and the initial Development Plan, including any associated budgets for the Research Plan and Budgets for the Development Plan, and (ii) discuss the criteria for advancement of Licensed Compounds into the GLP Toxicology Study stage of Development.

ARTICLE IV -REGULATORY MATTERS

4.1.                              Regulatory Filings.

4.1.1.                     For any given Licensed Compound, subject to Section 2.4.3, until such time as Development responsibility is transferred to ROCHE pursuant to Section 2.7.1, (i) SYNTA shall be responsible for preparing, filing and maintaining (a) the IND in its own name with respect to such Licensed Compound and (b) any other regulatory filings in its own name that are required in connection with the clinical Development of such Licensed Compound; (ii) ROCHE shall provide SYNTA with all reasonable assistance with respect to such filings and the conduct of preclinical or clinical Development activities leading up to such filings in accordance with the relevant Development Plan; (iii) SYNTA shall own and maintain all such regulatory filings for such Licensed Compounds; and (iv) ROCHE shall have a Right of Reference or Use to such regulatory filings to the extent necessary for the conduct of ROCHE’s Development activities under this Agreement.

4.1.2.                     Except as provided in Section 4.1.1, ROCHE shall own, and be responsible for preparing, filing, obtaining or maintaining, all regulatory filings and Regulatory

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Approvals relating to Licensed Compounds and Licensed Products in the Field in the Territory.  SYNTA shall have a Right of Reference or Use to such regulatory filings to the extent necessary for the conduct of SYNTA’s Development activities under this Agreement.

4.2.                              Communications with Regulatory Authorities.

4.2.1.                     ROCHE shall keep SYNTA  informed on an ongoing basis through the JRDC or JSC regarding its (or its Affiliate’s or Sublicensee’s) regulatory strategy, planned regulatory submissions and material communications with Regulatory Authorities in Major Markets with respect to all Licensed Compounds and Licensed Products.  If, and to the extent SYNTA is responsible for the filing of the IND and other regulatory filings with respect to a Licensed Compound pursuant to Section 4.1.1, then the obligations of ROCHE set forth in Sections 4.2.1 above shall apply to SYNTA, mutatis mutandis until such time as Development responsibility is transferred to ROCHE pursuant to Section 2.7.1, except that such obligations shall apply with regard to all countries of the Territory as opposed to just the Major Markets.

4.2.2.                     In addition, ROCHE shall provide SYNTA with reasonable advance notice of any material meeting or substantive telephone conference with the FDA, MHLW or EMEA relating to any Licensed Compound or Licensed Product.  SYNTA shall have the right to attend and observe (but not participate actively in) any such material meeting or material conference call with the FDA regarding any Licensed Compound or Licensed Product under Development by ROCHE (or by its Affiliates or Sublicensees).  In addition, ROCHE shall promptly provide SYNTA with a copy of all material correspondence that ROCHE (or its Affiliate or Sublicensee) receives from, or submits to, any Regulatory Authority in the Major Markets (including contact reports concerning conversations or substantive meetings, contact reports of all Regulatory Authority interactions concerning conversations or substantive meetings, all IND annual reports (including any equivalent filings outside the US), and cover letters of all agency submissions, it being understood that SYNTA may request, and shall then receive, copies of all attachments to any such cover letters) relating to any Licensed Compound or Licensed Product.  ROCHE shall also provide SYNTA with any meeting minutes that reflect material communications with any Regulatory Authority in the Major Markets regarding a Licensed Compound or Licensed Product.

4.2.3.                     Notwithstanding the foregoing, if, and to the extent SYNTA is responsible for the filing of the IND and other regulatory filings with respect to a Licensed Compound pursuant to Section 4.1.1, the rights and obligations of ROCHE set forth in Sections 4.2.2 above shall apply to SYNTA, mutatis mutandis until such time as Development responsibility is transferred to ROCHE pursuant to Section 2.7.1.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3.                              Pharmacovigilance.  The Parties agree that they will execute a separate pharmacovigilance agreement, if legally required, specifying the procedures and timeframes for compliance with the applicable Laws pertaining to safety reporting of any Licensed Compound or Licensed Product and its related activities.  Should the Parties determine that it is appropriate to execute such a pharmacovigilance agreement, they shall do so within a reasonable period of time following the Effective Date, but no later than initiation of clinical activities by ROCHE.

ARTICLE V - COMMERCIALIZATION; CO-PROMOTION

5.1.                              General.  Subject to SYNTA’s Co-promotion Option and the other terms and conditions of this Agreement, ROCHE will have sole responsibility for the Commercialization of Licensed Products in the Field in the Territory, including all costs and expenses relating thereto.

5.2.                              Commercialization Summary.  With respect to each Licensed Product Developed pursuant to this Agreement, commencing with the calendar year in which an application for Regulatory Approval is first filed with respect to each such Licensed Product, and for each subsequent calendar year during next [***] ([***]) years, ROCHE shall provide SYNTA, through the JSC (if the JSC remains in place), for its review and comment, a written summary of the Commercialization activities conducted in the Major Markets other than Japan during the prior year and planned to be conducted in such upcoming year by or on behalf of ROCHE and its Affiliates and Sublicensees with respect to such Licensed Product in such countries.  ROCHE shall consider in good faith the reasonable suggestions and comments of SYNTA with respect to such summary.

5.3.                              Co-promotion.  Upon ROCHE’s decision to file an application for Regulatory Approval in the United States of a Licensed Product for any Indication other than rheumatoid arthritis (which decision is expected to occur at least [***] ([***]) [***] prior to filing any such application) (such decision, the “Commercialization Decision”), ROCHE shall notify SYNTA in writing within twenty (20) Business Days thereof.  For clarity, such obligation of ROCHE to notify SYNTA of any Commercialization Decision shall apply to all Licensed Products with respect to which the Commercialization Decision is made.  On a Licensed Product-by-Licensed Product basis, SYNTA shall have the right to participate in the Co-promotion of any Licensed Product in the United States for the applicable Indication (the “Co-promotion Option”).  SYNTA may exercise its Co-promotion Option by providing written notice to ROCHE within [***] ([***]) [***] after receipt of ROCHE’s Commercialization Decision notice, in which event the minimum terms set forth on Schedule 5.3 shall apply.  If SYNTA does not exercise its Co-promotion Option within such [***] ([***]) [***] period, then SYNTA shall have no further right to elect to participate in the Co-promotion of such Licensed Product in the United States for the applicable Indication; provided, however, that the Co-promotion Option shall continue to apply to any and all subsequent Licensed Products, and the failure of SYNTA to exercise its Co-promotion Option with respect to any Licensed Product for any Indication shall not prevent or waive SYNTA’s right to exercise its Co-promotion Option with respect to such Licensed Product for any other Indication or with respect to any other Licensed Product.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.4.                              Labeling.  In the event of SYNTA’s Co-promotion of any Licensed Product in accordance with Section 5.3, ROCHE shall include on all secondary packaging, literature, labels and other printed matter for Licensed Products used in clinical Development or in Commercialization, to the extent permitted by applicable Law, the SYNTA name and logo so as to acknowledge that the Licensed Products were developed under license from and together with SYNTA.

ARTICLE VI — LICENSE GRANTS; EXCLUSIVITY

6.1.                              Research Licenses.

6.1.1.                     SYNTA hereby grants to ROCHE a co-exclusive (with SYNTA to enable SYNTA to perform its obligations under the Research Program during the Research Term), worldwide, paid-up right and license, without the right to grant sublicenses (except in accordance with Section 6.4), under the SYNTA Intellectual Property solely to enable ROCHE to perform ROCHE’s obligations under the Research Program during the Research Term.

6.1.2.                     ROCHE hereby grants to SYNTA a co-exclusive (with ROCHE to enable ROCHE to perform its obligations under the Research Program during the Research Term), worldwide, paid-up right and license, without the right to grant sublicenses, other than to its Affiliates (except in accordance with Section 6.4), under the ROCHE Intellectual Property solely to enable SYNTA to perform its obligations under the Research Program during the Research Term.

6.2.                              Development and Commercialization License to ROCHE.  SYNTA hereby grants to ROCHE an exclusive (even as to SYNTA), worldwide, royalty-bearing right and license, with the right to grant sublicenses (solely in accordance with Section 6.4), under the SYNTA Intellectual Property to Develop, Manufacture, have Manufactured, use, Commercialize and import Licensed Compounds and Licensed Products in the Field in the Territory, provided that SYNTA shall retain rights sufficient to enable SYNTA to perform its Development and Manufacturing obligations with respect to Licensed Compounds and Licensed Products hereunder, and to participate in the Co-promotion of Co-promoted Products pursuant to Section 5.3.

6.3.                              Development and Commercialization License to SYNTA.  ROCHE hereby grants to SYNTA a co-exclusive (with ROCHE), worldwide, royalty-free right and license, without the right to grant sublicenses (except in accordance with Section 6.4), under the ROCHE Intellectual Property to Develop, Manufacture, have Manufactured, use, Commercialize and import Licensed Compounds and Licensed Products in the Field in the Territory, solely to the extent necessary to enable SYNTA to perform its Development and Manufacturing obligations with respect to Licensed Compounds and Licensed Products hereunder, and to participate in the Co-promotion of Co-promoted Products pursuant to Section 5.3.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4.                              Sublicensing Rights.

6.4.1.                     ROCHE shall have the right to grant sublicenses under the rights granted to it under Section 6.2 to its Affiliates (with the right to sublicense) and to Third Parties (with no further right to sublicense); provided, that in the Major Markets ROCHE shall have the right to grant sublicenses under the rights granted to it under Section 6.2 to Third Parties only upon prior written consent of SYNTA, such consent not the unreasonably withheld.  ROCHE shall provide to SYNTA a fully-executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information) reflecting such sublicense (a) promptly after the execution thereof if such sublicense impacts upon one or more of the Major Markets, and (b) upon request by SYNTA if such sublicense impacts upon any country other than a Major Market.  If ROCHE grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to ROCHE for all purposes of this Agreement.  ROCHE assumes full responsibility for the performance of all obligations so imposed on such sublicensee and will itself pay and account to SYNTA for all payments due under this Agreement by reason of operation of any such sublicense.

6.4.2.                     SYNTA may not grant sublicenses under the rights granted to it in Section 6.3 without the prior written consent of ROCHE, except (a) to SYNTA’s Affiliates, and (b) to Third Parties solely to the extent necessary to carry out SYNTA’s Research, Development or Manufacturing obligations.  SYNTA shall guarantee the performance of its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 6.4.2.

6.5.                              Rights Retained by the Parties.  Any rights of SYNTA or ROCHE, as the case may be, not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party.  Without limiting the generality of the foregoing, no right or license is granted to ROCHE under the SYNTA Intellectual Property to Develop or Commercialize any composition that is not a Licensed Compound or Licensed Product.

6.6.                              Exclusivity.  Each Party agrees that, during the Research Term this Agreement shall serve as the exclusive means through which such Party and its Affiliates may, (i) either alone or in collaboration with a Third Party, engage in the Research, Development, Manufacture, or Commercialization of any compound which such Party or its Affiliates knows or believes to be a CRAC Channel Inhibitor, or any product containing such a compound in the Field in the Territory, or (ii) grant a license to, or otherwise assist or contract with, any Third Party, to Research, Develop, Manufacture, or Commercialize any compound which such Party or its Affiliates knows or believes to be a CRAC Channel Inhibitor, or any product containing such a compound in the Field in the Territory.

6.7.                              Section 365(n) of the Bankruptcy Code.  All rights and licenses granted pursuant to any section of this Agreement, including pursuant to Sections 6.1, 6.2 and 6.3, are rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States  Code (the “Bankruptcy Code”)).  Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE VII -FINANCIAL PROVISION; AUDIT RIGHTS

7.1.                              Initial License Payment.  ROCHE will make a non-refundable, non-creditable payment to SYNTA of sixteen million dollars ($16,000,000) within ten (10) Business Days after the Effective Date and receipt of invoice from SYNTA.

7.2.                              Research Funding.

7.2.1.                     FTE Funding.  In order to fund SYNTA’s Research activities hereunder performed by SYNTA FTEs, ROCHE shall pay to SYNTA a total of nine million dollars ($9,000,000), to be paid in eight (8) payments, each in the amount of one million one hundred twenty-five thousand dollars ($1,125,000), each such payment due and payable [***] ([***]) days after the later of (a) the first day of each Calendar Quarter, starting January 1, 2009, and (b) receipt by ROCHE of an invoice for such sum.

7.2.2.                     Third Party Costs.  For the calendar year 2009, ROCHE will reimburse SYNTA for the Third Party costs incurred by SYNTA under the Research Plan, for which the budget is [***] dollars ($[***]).  For the calendar year 2010, ROCHE will reimburse SYNTA for SYNTA’s Third Party costs incurred under the Research Plan, for which the budget is [***] dollars ($[***]).  Within thirty (30) days following the end of each Calendar Quarter during the Research Term, SYNTA shall provide an accounting to ROCHE of the Third Party costs SYNTA actually incurred under the Research Plan during such Calendar Quarter.  Roche shall reimburse SYNTA such amount up to the limits set forth in this paragraph 7.2.2, within [***] ([***]) days after receipt of such accounting and an invoice for such amount.  Any amounts in excess of the limits in a given year shall be the responsibility of SYNTA.

7.3.                              Co-promotion Activities.  If SYNTA exercises its right to participate in the Co-promotion of one or more Licensed Products in the United States pursuant to Section 5.3, then ROCHE shall reimburse SYNTA for costs of such Co-promotion, as set forth on Schedule 5.3.

7.4.                              Development Event Payments.  ROCHE shall make the following non-refundable, non-creditable payments to SYNTA upon achievement of any of the events set forth below with respect to any Licensed Product:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Payment (US$ millions)
Development Event		First Indication to Achieve the Relevant Development Event		Second Indication to Achieve the Relevant Development Event		Third Indication to Achieve the Relevant Development Event
(a)	Initiation of GLP Toxicology Study	$	[***]	n/a		n/a
(b)	Filing of an IND anywhere in the world	$	[***]	n/a		n/a
(c)	Initiation of a Phase 2a Clinical Trial	$	[***]	$	[***]	$	[***]
(d)	Initiation of a Phase 2b Clinical Trial	$	[***]	$	[***]	$	[***]
(e)	Initiation of a Phase 3 Clinical Trial	$	[***]	$	[***]	$	[***]
(f)	Filing of an NDA in the United States	$	[***]	$	[***]	$	[***]
(g)	Filing of an NDA in any Major EU Country (or with the EMEA)	$	[***]	$	[***]	$	[***]
(h)	Filing of an NDA in Japan	$	[***]	$	[***]	$	[***]
(i)	Regulatory Approval in the United States	$	[***]	$	[***]	$	[***]
(j)	Regulatory Approval in a Major EU Country (or by the EMEA)	$	[***]	$	[***]	$	[***]
(k)	Regulatory Approval in Japan	$	[***]	$	[***]	$	[***]

Each of the event payment amounts set forth in the table above shall be paid (i) as set forth above upon the first occurrence of such event, and (ii) at fifty percent (50%) of the amount

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

set forth above with respect to each of the second and third occurrences of such event by another Licensed Product.

For the sake of clarity (A) the same Indication need not achieve each development event in a column (Example 1 below); (B) the same Licensed Product need not achieve each development event in a row (Example 2 below); and (C) no payment shall be made with respect to the occurrence of an event for which a payment had been made with respect to the prior occurrence of the same event with the same Licensed Product for the same Indication (Example 3 below).  By way of example,

•                  Example 1:  If the first Initiation of a Phase 2a Clinical Trial is for Licensed Product A in Indication rheumatoid arthritis, $[***] will be due (row (c), first column times 100%).  If the second Initiation of a Phase 2a Clinical Trial is for Licensed Product A in Indication asthma, $[***] will be due (row (c), second column times 100%).  If the third Initiation of a Phase 2a Clinical Trial is for Licensed Product B in Indication asthma, $[***] will be due (row (c), first column times 50%).

•                  Example 2:  If the first Initiation of a Phase 2a Clinical Trial is for Licensed Product A in Indication rheumatoid arthritis, $[***] will be due (row (c), first column times 100%).  If the second Initiation of a Phase 2a Clinical Trial is for Licensed Product B in Indication rheumatoid arthritis, $[***] will be due (row (c), first column times 50%).  If the third Initiation of a Phase 2a Clinical Trial is for Licensed Product B in Indication asthma, $[***] will be due (row (c), second column times 100%).

•                  Example 3:  If the first Initiation of a Phase 2a Clinical Trial is for Licensed Product A in Indication rheumatoid arthritis, $[***] will be due (row (c), first column times 100%).  If the second (or subsequent) Initiation of a Phase 2a Clinical Trial is for Licensed Product A in Indication rheumatoid arthritis, no milestone payment shall be due with respect to such Initiation.

On a Licensed Product-by-Licensed Product basis, the achievement of a development event in any of rows (f) through (k) shall result in a simultaneous obligation to pay all payments in rows (a) through (e) that had not been previously paid and which are in the same column as the payment then to be made.  On a Licensed Product-by-Licensed Product basis, and a country-by-country or regional basis, the achievement of a development event in any of rows (i) through (k) shall result in a simultaneous obligation to pay the relevant earlier milestone in rows (f) through (h), as applicable, that had not previously been paid and which are in the same column as the payment then to be made.

Upon achievement by or on behalf of ROCHE, its Affiliates or Sublicensees of any of the foregoing development events, ROCHE shall promptly (but in no event more than ten (10) Business Days following achievement thereof) notify SYNTA and shall pay to SYNTA all

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

corresponding development event payments within [***] ([***]) days after occurrence of the applicable event and receipt of an invoice from SYNTA.

If SYNTA is the Party that achieves any of the development events set forth above, SYNTA shall provide notice to ROCHE promptly upon achievement of each such development event and shall deliver to ROCHE an invoice for such event.  ROCHE shall pay the applicable development event payment within [***] ([***]) days of receipt of invoice therefor.

7.5.                              Sales Event Payments.  In addition to all other amounts payable under this Agreement, ROCHE shall make the following non-refundable, non-creditable payments to SYNTA based on aggregate worldwide annual (on a calendar year basis) Net Sales, on a Licensed Product-by-Licensed Product basis for up to three (3) Licensed Products, upon the first achievement of the events set forth below by each of such Licensed Products:

Sales Event		Payments (in US$ millions)
(a)	Aggregate worldwide annual Net Sales of such Licensed Product reaches or exceeds $[***] (> $[***])	$	[***]
(b)	Aggregate worldwide annual Net Sales of such Licensed Product reaches or exceeds $[***] (> $[***])	$	[***]
(c)	Aggregate worldwide annual Net Sales of such Licensed Product reaches or exceeds $[***] (> $[***])	$	[***]
(d)	Aggregate worldwide annual Net Sales of such Licensed Product reaches or exceeds $[***] (> $[***])	$	[***]

For purposes of clarity, the sales event payments set forth in this Section 7.5 shall be paid only once for each Licensed Product, upon the first achievement of the applicable sales event.

Upon achievement by ROCHE, its Affiliates, Sublicensees or ROCHE Entities of any of the foregoing sales events, ROCHE shall promptly (but in no event more than thirty (30) days following achievement thereof) notify SYNTA and shall pay to SYNTA the corresponding sales event payment within [***] ([***]) days after occurrence of the applicable event and receipt of an invoice from SYNTA.

7.6.                              Licensed Product Royalties.

7.6.1.                     ROCHE shall pay to SYNTA royalties on the aggregate worldwide annual (on a calendar year basis) Net Sales of each Licensed Product in the Territory, on a Licensed Product-by-Licensed Product basis, as follows:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Aggregate Worldwide Annual Net Sales of Licensed Product		Royalty Rate
(i)	First $[***]	[***]	%
(ii)	Portion above $[***] and up to and including $[***]	[***]	%
(iii)	Portion above $[***] and up to and including $[***]	[***]	%
(iv)	Portion above $[***]	[***]	%

7.6.2.                     Applicability of Royalty Rates to Net Sales in the Territory.  Royalties payable pursuant to this Section 7.6 shall be paid at the rate applicable to the portion of Net Sales within each of the Net Sales levels during the applicable calendar year for such Licensed Product.  For example, if, during a calendar year, aggregate worldwide annual Net Sales of a particular Licensed Product were equal to $[***], then the royalties payable by ROCHE would be calculated by adding (i) the royalties with respect to the first $[***] at the first-level percentage of [***] percent ([***]%) ($[***]), and (ii) the royalties with respect to the next $[***] at the second-level percentage of [***] percent ([***]%) ($[***]), for a total royalty of $[***].

7.6.3.                     Royalty Term and Adjustments.

(a)                                                          ROCHE’s royalty obligations to SYNTA pursuant to this Section 7.6 shall commence on a country-by-country and Licensed Product-by-Licensed Product basis on the First Commercial Sale in such country of such Licensed Product and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis on the later of: (A) the expiration of the last Valid Claim of the SYNTA Patent Rights, ROCHE Patent Rights and Joint Patent Rights Covering such Licensed Product in such country, or (B) the [***] ([***]) anniversary of the date of the First Commercial Sale of such Licensed Product in such country by or on behalf of ROCHE or any of its Affiliates or Sublicensees to a Third Party who is not a Sublicensee (the “Royalty Term”).  Thereafter, the licenses granted to ROCHE shall be fully paid-up, royalty-free and non-exclusive with respect to such Licensed Product in such country, on a Licensed Product-by-Licensed Product and country-by-country basis.

(b)                                                         Notwithstanding the foregoing, the royalty rate applicable to such Licensed Product sold in any country in the Territory shall be reduced to [***] percent ([***]%) of the rate otherwise payable pursuant to Section 7.6.1 above during any portion of the Royalty Term when there is no Valid Claim of the SYNTA Patent Rights, ROCHE Patent Rights or Joint Patent Rights Covering such Licensed Product in such country; provided that such reduction shall not apply if the Licensed Product is entitled to Marketing Exclusivity  in such country and there is no Generic Product on the market in such country.

7.6.4.                     Royalty Adjustment in Case of Generic Competition.  If, during a given Calendar Quarter there is Generic Competition with respect to a particular Licensed Product in a country of the Territory, then the royalties on Net Sales of the affected Licensed Product payable

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

pursuant to this Section 7.6 in such country for such Calendar Quarter shall be reduced by [***] percent ([***]%) of the amounts otherwise payable pursuant to Section 7.6.1.  For clarity, the determination of whether there is Generic Competition with respect to a particular Licensed Product in a country and, if so, the market share of such Generic Product(s) in such country, shall be made on a Calendar Quarter-by-Calendar Quarter basis.  For example, if with respect to a particular Licensed Product in a country there is Generic Competition with respect to such Licensed Product in a Calendar Quarter then the applicable royalty reductions set forth in this Section 7.6.4 shall apply for such Calendar Quarter, and if, with respect to the same Licensed Product in the same country there is no Generic Competition during any subsequent Calendar Quarter, then the royalty reductions set forth in this Section 7.6.4 shall not be applicable in any such subsequent Calendar Quarter.  Notwithstanding any of the foregoing, if both deductions under Section 7.6.3 and this Section 7.6.4 apply for a Licensed Product in a given country, then ROCHE may apply only one of the two deductions for such Licensed Product in such country.

7.6.5.                     Third Party Payments.  ROCHE shall be responsible for obtaining, and paying or having paid any consideration owed to any Third Party to license or otherwise secure and maintain, Third Party Patent Rights necessary to manufacture or sell Licensed Products in the Field in the Territory.  ROCHE shall have the right to deduct a maximum of [***] percent ([***]%) of such royalties actually paid to such Third Party with respect to such license to permit the manufacture or sale of Licensed Product(s) in the Field in a country(ies), from royalty payments otherwise due and payable by ROCHE to SYNTA under this Agreement with respect to such Licensed Product(s) in such country(ies), on a Licensed Product-by-Licensed Product and country-by-country basis; provided, however, that (i) in no event shall the deduction permitted by this Section 7.6.5 reduce the royalties payable to SYNTA with respect to any such Licensed Product(s) in such country(ies) to less than [***] percent ([***]%) of the royalties otherwise due after any deduction pursuant to Section 7.6.3 or 7.6.4.

7.6.6.                     Limitation on Aggregate Deduction.  In no event shall the deductions permitted by Sections 7.6.3, 7.6.4 and this 7.6.5, in the aggregate, reduce the royalties payable to SYNTA with respect to any such Licensed Product(s) in such country(ies) to less than [***] percent ([***]%) of the royalties otherwise due for such Licensed Product(s) in such country(ies) pursuant to Section 7.6.1, on a Licensed Product-by-Licensed Product and country-by-country basis.

7.7.                              Accounting and Reporting.

7.7.1.                     Timing of Payments.  ROCHE shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within [***] ([***]) days after the end of each Accounting Period in which such Net Sales occur.

7.7.2.                     Late Payment.  Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable Law, at [***] above the average one-month London Interbank Offered Rate (LIBOR), as reported by Reuters for time to time, calculated on the number of days such payment is overdue.  In addition,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ROCHE shall reimburse SYNTA for all costs and expenses, including attorneys’ fees and legal expenses, incurred in the collection of late payments, provided that the foregoing shall not apply with respect to payments disputed in good faith by ROCHE unless SYNTA is successful in such dispute or ROCHE ceases to dispute such payments.

7.7.3.                     Method of Payment.  Royalties on Net Sales and all other amounts payable by ROCHE hereunder shall be paid by or on behalf of ROCHE in U.S. Dollars.  All payments due to SYNTA hereunder shall be made directly from an account located in either (at ROCHE’s option) the United States or Switzerland to account(s) designated by SYNTA.

7.7.4.                     Currency Conversion.  Whenever calculating royalties requires conversion from any currency, ROCHE shall make such conversion as follows:

(a)                                                          When calculating the Net Sales for countries other than the United States, ROCHE shall convert the amount of such sales in currencies other than Swiss Francs into Swiss Francs using ROCHE’s then current standard practices actually used on a consistent basis in preparing its audited financial statements.

(b)                                                         Upon converting the amount of Adjusted Gross Sales into Swiss Francs, ROCHE shall convert into US Dollars (or other currency), using the quarterly average rate (currently Reuters) at the last working day for the applicable period.

7.7.5.                     Reporting.  With each payment ROCHE shall provide SYNTA in writing for the relevant Calendar Quarter on a Licensed Product-by-Licensed Product basis the following information with respect to each of the following territories:  (1) the United States, (2) the Major Markets (other than the United States) and Canada, and (3) all territories other than those set forth in the foregoing clause (1) and (2):

(a)                                                          Net Sales and Adjusted Gross Sales;

(b)                                                         Adjustments made pursuant to Section 7.6; and

(c)                                                          Total royalty payable to SYNTA.

The report for the fourth Calendar Quarter shall include a list of all countries in which a Licensed Product is sold in the Territory for the applicable calendar year.

7.7.6.                     United States Dollars.  All dollar ($) amounts specified in this Agreement are United States dollar amounts.

7.7.7.                     Nonrefundable.  All payments made by ROCHE to SYNTA under this Agreement shall be non-refundable and non-creditable, except as expressly set forth in Sections 2.5.2(f), 2.5.4 and 7.9.2.

7.8.                              Taxes.  Any tax required to be withheld by ROCHE under the Laws of any country for the account of SYNTA shall be promptly paid by ROCHE for and on behalf of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SYNTA to the appropriate government authority, and ROCHE shall furnish SYNTA with proof of payment of such tax.  Any such tax actually paid on SYNTA’s behalf shall be deducted from royalty payments due to SYNTA hereunder.  ROCHE shall assist SYNTA in minimizing the withholding taxes applicable to any payment made by ROCHE and in claiming tax refunds at SYNTA’s request.

7.9.                              Auditing.

7.9.1.                     Audit Rights.

(a)                                                          ROCHE shall keep, and shall require its Affiliates and Sublicensees to keep, for [***] ([***]) years, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties and all other amounts payable under this Agreement.  Such books of accounts shall be kept at ROCHE’s or the relevant Affiliate’s or Sublicensee’s principal place of business. At the expense of SYNTA, SYNTA has the right to engage an independent, certified public accountant reasonably acceptable to both Parties to perform, on behalf of SYNTA, an audit of such books and records of ROCHE and its Affiliates and Sublicensees, that are deemed necessary by such accountant to report on Net Sales of Licensed Products for the period or periods requested by SYNTA and the correctness of any report or payments made under this Agreement.  Such accountant shall not have the authority to interpret this Agreement.

(b)                                                         Upon timely request and at least [***] ([***]) days prior written notice from SYNTA, such audit shall be conducted in the countries specifically requested by SYNTA, during regular business hours in such a manner as to not unnecessarily interfere with ROCHE’s normal business activities, and shall be limited to results in the [***] ([***]) calendar years prior to audit notification.

(c)                                                          Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time.

(d)                                                         All information, data and documents herein referred to shall be used only for the purpose of verifying royalty statements, shall be treated as ROCHE Confidential Information subject to the obligations of this Agreement and need neither be retained more than the longer of one (1) year after completion of an audit hereof, if an audit has been requested; nor more than [***] ([***]) years from the end of the calendar year to which each shall pertain; nor more than [***] ([***])[***] after the date of termination of this Agreement.

(e)                                                          The final audit report shall be shared by ROCHE and SYNTA.

7.9.2.                     Over- or Underpayment.  If the audit reveals an underpayment, ROCHE shall reimburse SYNTA for the amount of the underpayment within [***] ([***]) days with interest as set forth in Section 7.7.2.  If the audit reveals an overpayment, ROCHE shall have the right to credit the amount of such overpayment against the next royalty payment payable to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SYNTA hereunder.  ROCHE shall pay for the audit costs if the audit reveals that an underpayment of ROCHE exceeds [***] percent ([***]%).

7.9.3.                     Duration of Audit Rights.  The failure of SYNTA to request verification of any royalty calculation within the period during which the corresponding records must be maintained under Section 7.9.1 will be deemed acceptance of the royalty payments and reports.

ARTICLE VIII -INTELLECTUAL PROPERTY MATTERS

8.1.                              Know-How.

8.1.1.                  Ownership.  Each Party shall exclusively own all inventions conceived or reduced to practice solely by employees, agents and consultants of such Party or its Affiliates.  The Parties shall jointly own all Joint Know-how, including all inventions conceived or reduced to practice by one or more employees, agents or consultants of SYNTA or any of its Affiliates, on the one hand, and one or more employees, agents or consultants of ROCHE or any of its Affiliates, on the other hand (“Joint Inventions”).  Only following the end of the Research Term, each Party shall have the right to use and license Joint Know-how and Joint Patent Rights to its Affiliates or any Third Party, without the consent of or accounting to the other Party, so long as such use or license is subject to the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

8.1.2.                     Inventorship.  The determination of inventorship shall be made in accordance with United States patent laws.

8.2.                              Prosecution and Maintenance of Patent Rights.

8.2.1.                     Prosecution of SYNTA Patent Rights.  SYNTA shall have the first right to prepare, file, prosecute and maintain SYNTA Patent Rights, [***].  ROCHE shall be given access to all documentation, filings and communications to or from the respective patent offices in connection with the prosecution and maintenance of the SYNTA Patent Rights, at reasonable times and upon reasonable written notice, which access shall only include review of said documents but not receipt of copies thereof.  SYNTA shall keep ROCHE informed of the status of all pending patent applications included in the SYNTA Patent Rights, and ROCHE shall have the right to comment on the prosecution of such pending patent applications and SYNTA, its agents and attorneys will consider in good faith timely suggestions and comments of ROCHE regarding any such activities.  SYNTA shall not discontinue prosecution or maintenance of any SYNTA Patent Rights (including selection of countries for foreign filing or entry into the PCT National Stage) without at least [***] ([***]) [***] prior written notice to ROCHE.  If SYNTA decides to discontinue prosecution or maintenance of any SYNTA Patent Rights, ROCHE shall have the option to assume responsibility for prosecuting and maintaining such SYNTA Patent Rights, at ROCHE’s sole expense, and in such case, except for a change in responsibility for prosecuting and maintaining SYNTA Patent Rights under this Section 8.2.1, no changes in ownership or licensing terms pertaining to any SYNTA Patent Rights shall occur.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.2.2.                     Prosecution of ROCHE Patent Rights.  ROCHE shall have the first right to prepare, file, prosecute and maintain ROCHE Patent Rights, [***].  SYNTA shall have access to all documentation, filings and communications to or from the respective patent offices in connection with the prosecution and maintenance of the ROCHE Patent Rights, at reasonable times and upon reasonable written notice, which access shall only include review of said documents but not receipt of copies thereof.  ROCHE shall keep SYNTA informed of the status of all pending patent applications included in the ROCHE Patent Rights that pertain to any Collaboration Compound or Licensed Product, and SYNTA shall have the right to comment on the prosecution of such pending patent applications and ROCHE, its agents, and attorneys will consider in good faith timely suggestions and comments of SYNTA regarding any such activities.  ROCHE shall not discontinue prosecution or maintenance of any ROCHE Patent Rights (including selection of countries for foreign filing or entry into the PCT National Stage) without at least [***] ([***]) prior written notice to SYNTA.  If ROCHE decides to discontinue prosecution or maintenance of any ROCHE Patent Rights that pertain to any Collaboration Compound, Licensed Compound or Licensed Product, SYNTA shall have the option to continue to prosecute and maintain such ROCHE Patent Rights, at SYNTA’s sole expense, and in such case, except for a change in responsibility for prosecuting and maintaining the ROCHE Patent Rights under this Section 8.2.2, no changes in ownership or licensing terms pertaining to any ROCHE Patent Rights shall occur.

8.2.3.                     Prosecution of Joint Patent Rights.  SYNTA shall be responsible for preparing, filing, prosecuting, or maintaining Joint Patent Rights in appropriate countries in the Territory.  The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain Joint Patent Rights shall be [***]; provided that [***] may elect, at its sole discretion, on a country-by-country basis, to discontinue paying such out-of-pocket expenses with respect to any Joint Patent Right and in such case all licenses granted hereunder to [***] under any such Joint Patent Right shall immediately terminate.  SYNTA shall keep ROCHE informed of the status of all pending applications disclosing Joint Inventions, and shall consider in good faith all of ROCHE’s comments regarding any aspect of such patent prosecution.  SYNTA shall not discontinue prosecution or maintenance of any Joint Patent Right without at least [***] ([***]) prior written notice to ROCHE.  If SYNTA decides to discontinue prosecution or maintenance of any Joint Patent Rights, ROCHE shall have the option to continue to prosecute and maintain such Joint Patent Rights, at ROCHE’s sole expense, and in such case, except for the change in responsibility for prosecuting and maintaining Joint Patent Rights under this Section 8.2.3, no changes in ownership or licensing terms pertaining to any such Joint Patent Rights shall occur.

8.2.4.                     Procedures.  If the Parties deem it appropriate, the Parties may form a patent committee or elect to have the JRDC serve as a forum for the communication between the Parties regarding the handling of such patent prosecution matters as set forth in this Section 8.2.

8.2.5.                     Payments.  Following the end of each Calendar Quarter, the Party entitled to reimbursement pursuant to this Section 8.2 shall provide to the other Party a reasonable accounting of the reimburseable expenses incurred during such Calendar Quarter.  Within sixty (60) days after receipt of an invoice therefor, the other Party shall pay such reimburseable

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expenses.  The provisions of Section 2.5.2 shall apply mutatis mutandis to each Party and such reimburseable expenses.

8.2.6.                     Patent Term Extensions.

(a)                                                          SYNTA and ROCHE shall determine together whether to seek patent term extensions or supplemental patent protection, including supplementary protection certificates, in any country in the Territory in relation to the Licensed Products Covered by SYNTA Patent Rights and Joint Patent Rights.  SYNTA and ROCHE shall cooperate in connection with all such activities.

(b)                                                         Subject to Section 8.2.6(a), ROCHE shall have the exclusive right to seek patent term extensions or supplemental patent protection, including supplementary protection certificates, in any country in the Territory in relation to the Licensed Products Covered by ROCHE Patent Rights.  SYNTA and ROCHE shall cooperate in connection with all such activities, and ROCHE, its agents and attorneys will consider in good faith timely suggestions and comments of SYNTA regarding any such activities, provided that all final decisions under this Section 8.2.6(b) shall be made by ROCHE.

8.3.                              Third Party Infringement.

8.3.1.                     Notice.  Each Party shall promptly report in writing to the other Party during the Term any known or suspected (a) infringement of any of the SYNTA Patent Rights, ROCHE Patent Rights or Joint Patent Rights, or (b) unauthorized use or misappropriation of any of the SYNTA Know-how, ROCHE Know-how, or Joint Know-how (each of (a) and (b), an “Infringement Claim”) of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use or misappropriation.

8.3.2.                     Right to Enforce the SYNTA Intellectual Property.

(a)                                                          SYNTA shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the SYNTA Intellectual Property (other than Joint Intellectual Property).  Any suit by SYNTA shall be either in the name of SYNTA or its Affiliate, the name of ROCHE or its Affiliate, or jointly by ROCHE, SYNTA and their respective Affiliates, as may be required by applicable Law if the relevant court would otherwise lack jurisdiction if such Party or its Affiliate were absent from such suit.  For this purpose, ROCHE agrees to be joined as a party to the suit if so required and shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by SYNTA, provided that SYNTA shall promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) actually incurred by ROCHE in connection with such cooperation.

(b)                                                         If SYNTA does not initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to Section 8.3.2(a), then ROCHE may, in its

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

discretion, provide SYNTA with notice of ROCHE’s intent to initiate a suit or take other appropriate action.  If ROCHE provides such notice and SYNTA does not initiate a suit or take such other appropriate action within [***] ([***]) [***] ([***] ([***]) [***] in the case of a Paragraph IV Certification) after receipt of such notice from ROCHE, then ROCHE shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the SYNTA Intellectual Property solely owned by SYNTA; provided, however, that ROCHE shall not initiate a lawsuit or take other enforcement action without first consulting with SYNTA.  Any suit by ROCHE shall be either in the name of ROCHE or its Affiliate, the name of SYNTA or its Affiliate, or jointly by ROCHE, SYNTA and their respective Affiliates, as may be required by applicable Law if the relevant court would otherwise lack jurisdiction if such Party or its Affiliate were absent from such suit.  For this purpose, SYNTA agrees to be joined as a party to the suit if so required and shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by ROCHE, provided that ROCHE shall promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) actually incurred by SYNTA in connection with such cooperation.

8.3.3.                     Right to Enforce the ROCHE Intellectual Property.

(a)                                                                  ROCHE shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the ROCHE Intellectual Property (other than Joint Intellectual Property).  Any suit by ROCHE shall be either in the name of ROCHE or its Affiliate, the name of SYNTA or its Affiliate, or jointly by ROCHE, SYNTA and their respective Affiliates, as may be required by applicable Law if the relevant court would otherwise lack jurisdiction if such Party or its Affiliate were absent from such suit.  For this purpose, SYNTA agrees to be joined as a party to the suit if so required and shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by ROCHE, provided that ROCHE shall promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) actually incurred by SYNTA in connection with such cooperation.

(b)                                                                 If ROCHE does not initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to Section 8.3.3(a), then SYNTA may, in its discretion, provide ROCHE with notice of SYNTA’s intent to initiate a suit or take other appropriate action.  If SYNTA provides such notice and ROCHE does not initiate a suit or take such other appropriate action within [***] ([***]) [***] ([***] ([***]) [***] in the case of a Paragraph IV Certification) after receipt of such notice from SYNTA, then SYNTA shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the ROCHE Intellectual Property solely owned by ROCHE; provided, however, that SYNTA shall not initiate a lawsuit or take other enforcement action without first consulting with ROCHE.  Any suit by SYNTA shall be either in the name of SYNTA or its Affiliate, the name of ROCHE or its Affiliate, or jointly by ROCHE, SYNTA and their respective Affiliates, as may be required by applicable Law if the relevant court would otherwise lack jurisdiction if such Party or its Affiliate were absent from such suit.  For this purpose, ROCHE agrees to be joined as a party to the suit and shall execute such legal papers and cooperate in the prosecution

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of such suit as may be reasonably requested by SYNTA, provided that SYNTA shall promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) actually incurred by ROCHE in connection with such cooperation.

8.3.4.                     Right to Enforce the Joint Patent Rights and Joint Know-how.  Responsibility for protecting (i.e., preventing or abating actual or threatened infringement or misappropriation of) or otherwise enforcing the Joint Patent Rights and the Joint Know-how shall be determined in the same manner as the SYNTA Patent Rights.  The enforcing Party shall keep the other Party informed of the status of all enforcement activities, and shall consider in good faith all comments of the other Party regarding any aspect of such enforcement.  The enforcing Party shall not discontinue enforcement of Joint Patent Right or Joint Know-how without providing prior written notice to, and consultation with, the non-enforcing Party.

8.3.5.                     Conduct of Certain Actions; Costs.  The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Section 8.3.2, 8.3.3 or 8.3.4.  The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Section 8.3.2, 8.3.3 or 8.3.4, including the fees and expenses of the legal counsel selected by it.  The other Party shall have the right to participate and be represented in any such suit by the initiating Party’s counsel, or by its own legal counsel at its own expense.

8.3.6.                     Recoveries.  If ROCHE assumes control over any suit in response to any Infringement Claim, SYNTA shall be entitled, at its option, to (a) treat as Net Sales or (b) receive [***] percent ([***]%) of, any damages, settlements, accounts of profits, or other financial compensation recovered by ROCHE from a Third Party based upon any suit initiated by ROCHE in response to such Infringement Claim after deducting ROCHE’s actual out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in pursuing such Infringement Claim, and ROCHE may retain the balance.  If SYNTA assumes control over any suit in response to any Infringement Claim, ROCHE shall be entitled to receive [***] percent ([***]%) of any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party based upon such suit in response to any such Infringement Claim after deducting SYNTA’s actual out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in pursuing such suit in response to such Infringement Claim, and SYNTA may retain the balance.

8.4.                              Patent Invalidity Claim.  Each of the Parties shall promptly notify the other in the event of any legal or administrative action by any Third Party against a ROCHE Patent Right, SYNTA Patent Right or Joint Patent Right, of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding or, in accordance with Section 8.6, any Paragraph IV Certification.  ROCHE shall have the first right, but not the obligation, to defend against any such action or Paragraph IV Certification involving a ROCHE Patent Right, in its own name, and the costs of any such defense shall be at ROCHE’s expense.  SYNTA shall have the first right, but not the obligation, to defend against any such action or Paragraph IV Certification involving a SYNTA Patent Right or Joint Patent Right, in its own name, and the costs of any such defense shall be at SYNTA’s expense.  The non-initiating Party, upon request

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of the initiating Party, agrees to join in any such action and to cooperate reasonably with the initiating Party, provided that the initiating Party shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by the non-initiating Party in connection with such cooperation.  If the initiating Party does not defend against any such action, then the non-initiating Party shall have the right, but not the obligation, to defend such action and any such defense shall be at the non-initiating Party’s expense.

8.5.                              Patent Marking.  ROCHE shall comply with the patent marking statutes in each country in which the Licensed Product is sold by ROCHE, its Affiliates, or its Sublicensees.

8.6.                              Certification Under Drug Price Competition and Patent Restoration Act.  If a Party becomes aware of any certification filed pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV), or any notice under any future analogous provisions of United States Law relating to regulation or approval of pharmaceutical products (or any amendment or successor statute thereto), or any comparable Law under any other jurisdiction, claiming that any SYNTA Patent Right, ROCHE Patent Right or Joint Patent Right, in each case Covering a Licensed Product in the Field, is invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import or sale or offer of sale of a product by a Third Party (a “Paragraph IV Certification”), such Party shall promptly notify the other Party in writing within three (3) Business Days after its receipt thereof.

8.7.                              Cooperation.  SYNTA and ROCHE shall reasonably cooperate in the prosecution, procurement, maintenance and enforcement of all SYNTA Patent Rights, ROCHE Patent Rights and Joint Patent Rights.  Such cooperation may include assistance by either Party and its respective Affiliates, employees, agents, consultants and designees in formulating responses to official actions received from the United States Patent and Trademark Office and foreign patent offices, signing documents in connection with the prosecution, maintenance and enforcement of such Patent Rights and taking steps to perfect title in such Patent Rights.  No Party may, without obtaining the prior written consent of such other Party, settle or compromise any claim or proceeding relating to the Joint Know-how, Joint Patent Rights or the other Party’s solely-owned Patent Rights or Know-how.

ARTICLE IX -CONFIDENTIAL INFORMATION

9.1.                              Treatment of Confidential Information.  During the Term and for [***] ([***]) [***] thereafter, each Party shall maintain Confidential Information of the other Party in confidence, and shall not disclose, divulge, or otherwise communicate such Confidential Information to others or use it for any purpose other than in performance of its obligations or exercise of its rights pursuant to this Agreement, except that each Party may disclose such Confidential Information to its agents, directors, officers, employees, consultants, subcontractors, Affiliates and advisors (collectively, “Agents”) under written obligations of confidentiality at least as stringent as the confidentiality provisions set forth in this Article IX and with a need to know such information to perform such obligations or exercise such rights on behalf of the disclosing Party.  Each Party shall exercise efforts that are at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information (but no less

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

than reasonable efforts), to prevent and restrain the unauthorized disclosure or use of such Confidential Information by any of its Agents.  Each Party will be responsible for a breach of this Article IX by its Agents.  For clarity, either Party may disclose Confidential Information of the other Party (a) to Regulatory Authorities, to the extent necessary to obtain or maintain INDs or Regulatory Approvals for any Licensed Product as permitted under this Agreement; (b) to outside consultants, scientific advisory boards, managed care organizations, and non-clinical and clinical investigators (in each case, other than ROCHE Entities which are not then Affiliates hereunder) to the extent necessary to Research, Develop or Commercialize any Collaboration Compound or Licensed Product, provided that such Party shall obtain confidentiality obligations from such Third Parties at least as stringent as the confidentiality provisions set forth in this ARTICLE IX; and (c) to the extent necessary to prosecute and enforce ROCHE Patent Rights, SYNTA Patent Rights or Joint Patent Rights; in each of the foregoing cases, solely to the extent applicable to such Party’s activities under this Agreement.  For clarity, ROCHE may disclose Confidential Information of SYNTA to Chugai, solely to the extent necessary for Chugai to be able to determine whether to Develop or Commercialize any Licensed Compound or Licensed Product on ROCHE’s behalf hereunder, provided that ROCHE shall obtain confidentiality obligations from Chugai at least as stringent as the confidentiality provisions set forth in this ARTICLE IX.

9.2.                              Exceptions.  Notwithstanding the foregoing, the receiving Party’s obligations under Section 9.1 shall not apply to any Confidential Information that, as shown by competent evidence:

9.2.1.                     either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by Third Parties without any violation of any obligation to the other Party; or

9.2.2.                     either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Agents; or

9.2.3.                     is independently developed by or for the receiving Party without reference to or reliance upon the other Party’s Confidential Information as demonstrated by contemporaneous written records of the receiving Party; or

9.2.4.                     is required to be disclosed by the receiving Party to comply with applicable Laws or legal process, including the rules or regulations of the U.S. Securities and Exchange Commission, or similar regulatory agency in any country other than the United States, or of any stock exchange, including Nasdaq, or to defend or prosecute litigation, provided that the receiving Party promptly provides prior notice to the extent practicable of such disclosure to the other Party and uses reasonable efforts to avoid or minimize the degree of such disclosure.

9.3.                              Publication Rights.  During the Term of this Agreement, the following restrictions shall apply with respect to disclosure by any Party of the other Party’s Confidential Information

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

relating to Collaboration Compounds, Licensed Compounds or the Licensed Product in any publication or presentation:

9.3.1.                     Clinical Trial Registries.  Both Parties acknowledge that it is their policy for the Clinical Trials with respect to the Licensed Products and results thereof to be registered and published in accordance with their internal guidelines.  ROCHE, in accordance with its internal policies and procedures, shall have the right to publish all Clinical Trials with respect to the Licensed Products and results thereof on the clinical trial registries which are maintained by or on behalf of ROCHE.  SYNTA shall not publish any Clinical Trials with respect to the Licensed Products or results thereof on its clinical trial registry; provided, however, that ROCHE’s clinical trial registry can be accessed via a link from SYNTA’s clinical trial registry; and provided, further, that SYNTA shall be permitted, in accordance with applicable Law, to post Clinical Trial information with respect to the Licensed Products on clinicaltrials.gov or any other mandated registry.

9.3.2.                     Publication.  A Party (the “Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least [***] ([***]) [***] (or at least [***] ([***]) [***] in the case of abstracts or oral presentations) prior to submission for publication by the Publishing Party or its Affiliates so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement.  The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Notice”) the Publishing Party in writing, within [***] ([***]) [***] after receipt of the copy of the proposed publication or presentation (or at least [***] ([***]) [***] in the case of oral presentations), that such publication or presentation in its reasonable judgment (a) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (b) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time.  In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [***] ([***]) [***] from the date of the Notice.  In the case of Confidential Information, any of the non-publishing Party’s Confidential Information shall be deleted as requested.

9.3.3.                     Confidential Information in Patents.  Nothing in this Agreement shall prevent either Party from filing or prosecuting a patent application or its resulting patents related to a Licensed Product; provided, that such Party is in compliance with Sections 8.2 and 9.1(c).

9.3.4.                     Return of Confidential Information.  Upon the expiration or termination of this Agreement, the receiving Party shall return to the disclosing Party or, at the disclosing Party’s request, destroy all Confidential Information received from the disclosing Party and all copies and reproductions thereof.  Notwithstanding the foregoing, (a) the receiving Party’s legal counsel may retain one copy of the disclosing Party’s Confidential Information for archival

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

purposes, and (b) the receiving Party may retain one copy of the disclosing Party’s Confidential Information solely to the extent necessary to exercise the rights and licenses of the receiving Party expressly surviving expiration or termination of this Agreement. Notwithstanding the return or destruction of the disclosing Party’s Confidential Information, the receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article IX.

ARTICLE X -REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1.                        Mutual Representations.  Each Party hereby represents and warrants to the other Party as of the Execution Date as follows:

10.1.1.               It is duly organized and validly existing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

10.1.2.               The execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by proper corporate action on the part of such Party.  It has taken all other action required by applicable Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance.  Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party.

10.1.3.               The execution and delivery of this Agreement, and the performance of this as contemplated hereunder, by such Party will not violate any applicable Law.

10.1.4.               Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any governmental authority or from any other Person, and such execution, delivery and performance by such Party will not result in the breach of or give rise to any conflict, termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which such Party may be a party existing as of the Execution Date, except any that would not, individually or in the aggregate, reasonably be expected to adversely affect the other Party’s rights under this Agreement or the ability of such Party to perform its obligations under this Agreement.

10.2.                        SYNTA’s Representations.  SYNTA hereby represents and warrants to ROCHE as of the Execution Date as follows:

10.2.1.               To SYNTA’s knowledge, SYNTA has not, up through and including the Execution Date, intentionally withheld any material information requested by ROCHE in connection with ROCHE’s due diligence relating to the subject matter of this Agreement and the underlying transaction, and, when provided, the information related to Collaboration Compounds that SYNTA provided to ROCHE prior to the Execution Date was up-to-date, timely and accurate in all material respects.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.2.2.               SYNTA has the right to grant to ROCHE the rights and licenses described hereunder.

10.2.3.               To SYNTA’s knowledge, Exhibit A is a complete and correct list of all SYNTA Patent Rights in the Territory that Cover the Collaboration Compounds Controlled by SYNTA as of the Execution Date.

10.2.4.               To SYNTA’s knowledge, no Third Party is infringing any of the SYNTA Patent Rights identified on Exhibit A.

10.2.5.               To SYNTA’s knowledge, the making, using or selling of [***] as contemplated under this Agreement will not infringe any Third Party patent rights that exist as of the Execution Date.

10.3.                        ROCHE’s Representations.  ROCHE hereby represents and warrants to SYNTA as of the Execution Date as follows:

10.3.1.               ROCHE has the right to grant to SYNTA the rights and licenses described hereunder.

10.3.2.               To ROCHE’s knowledge, there are no ROCHE Patent Rights in the Territory that Cover the Collaboration Compounds Controlled by ROCHE as of the Execution Date.

10.4.                        Covenants of the Parties.

10.4.1.               Each of ROCHE and SYNTA shall require by written agreement that all of its personnel, employees, and agents involved in the Research, Development, Manufacture or Commercialization of Collaboration Compounds or Licensed Products have entered into confidentiality and invention assignment agreements that are consistent with the terms of this Agreement and shall be obligated to assign any rights they may have in any inventions made during such work to ROCHE or SYNTA, respectively.

10.4.2.               Each Party and its Affiliates shall conduct, and shall use Commercially Reasonable Efforts to cause its Sublicensees, contractors, and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.

10.5.                        No Warranty.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ANY COLLABORATION COMPOUND OR LICENSED PRODUCT), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE XI -INDEMNIFICATION

11.1.                        Indemnification by ROCHE.  ROCHE shall indemnify, hold harmless and defend SYNTA, its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts SYNTA becomes legally obligated to pay because of any claim or claims against it, to the extent that such claim or claims arise out of (a) the Research, Development, Manufacture, Commercialization, use or importation of Licensed Compounds or Licensed Products by or on behalf of ROCHE, its Affiliates or Sublicensees (including product liability claims), (b) the breach of any of ROCHE’s representations or warranties hereunder, or (c) any infringement of any Third Party Patent Rights or misappropriation of any Third Party Know-How in connection with the Development, Manufacture, Commercialization, use or import of any Licensed Compounds or Licensed Products, in all cases except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct of SYNTA or breach of any of SYNTA’s representations and warranties hereunder.

11.2.                        Indemnification by SYNTA.  SYNTA shall indemnify, hold harmless and defend ROCHE, its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts ROCHE becomes legally obligated to pay because of any claim or claims against it, to the extent that such claim or claims arise out of the breach of any of SYNTA’s representations or warranties hereunder, in all cases except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct of ROCHE or breach of any of ROCHE’s representations and warranties hereunder.

11.3.                        Procedure.  In the event of a claim by a Third Party against any Person entitled to indemnification under this Agreement (in such capacity, the “Indemnified Party”), the Indemnified Party shall promptly notify the other Party (in such capacity, the “Indemnifying Party”) in writing of the claim (it being understood that the failure by the Indemnified Party to give prompt notice of a Third Party claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give prompt notice). Within [***] ([***]) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, undertake and solely manage and control, at its sole expense and with counsel reasonably satisfactory to the Indemnified Party, the defense of the claim. If the Indemnifying Party does not undertake such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense shall cooperate with the other Party and may, at its option and expense, participate in such defense, provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith.  The Party controlling such defense shall

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnified Party shall not settle any such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not settle any such action, suit, proceeding or claim, or consent to any judgment in respect thereof, that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party.

11.4.                     Insurance.  Each Party shall maintain appropriate product liability insurance (or self-insurance) with respect to its Research, Development, Manufacture and Commercialization activities hereunder in such amount as such Party customarily maintains with respect to its other products for similar patient populations and commercial markets.  Each Party shall maintain such insurance for so long as it continues to conduct such activities hereunder, and for so long as such Party customarily maintains insurance with respect to sales of its other products for similar patient populations and commercial markets.

11.5.                        No Consequential Damages.  IN NO EVENT SHALL EITHER SYNTA OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, MULTIPLE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.  NOTHING IN THIS SECTION 11.5 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS ARTICLE XI, (B) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE IX OR (C) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF SECTION 6.6.

ARTICLE XII -TERM AND TERMINATION

12.1.                        Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article XII, shall continue in full force and effect until the expiration of the Royalty Term for all Licensed Products (the “Term”).

12.2.                        Termination for No Activity.  SYNTA may terminate this Agreement in its entirety, effective immediately upon giving of written notice thereof to ROCHE, in the event that, during any [***] ([***]) [***] period after the Research Term and prior to First Commercial Sale of any Licensed Product anywhere in the Territory, no Development has been conducted by or on behalf of ROCHE with respect to any Licensed Compound, unless such absence of Development occurs as a result of an action by a Regulatory Authority prohibiting clinical development of all Licensed Products, in which case the [***] ([***]) [***] time period will be reset to begin as of the date of such action.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.3.                        Termination for Convenience.  At any time after [***] during the Term, ROCHE shall have the right to terminate this Agreement in its entirety for any reason upon [***] ([***]) [***] prior written notice to SYNTA, such notice to be provided no earlier than [***].  At any time during the Term, ROCHE shall have the right to terminate this Agreement on a Licensed Compound-by-Licensed Compound basis in one or more Regions (each, a “Terminated Region”), for any reason upon [***] ([***]) [***] prior written notice to SYNTA; provided, that ROCHE cannot terminate this Agreement with respect to all Licensed Compounds except as provided in the first sentence of this Section 12.3.

12.4.                        Termination for Cause.  In the event of a material breach of this Agreement by a Party, the other Party may give the Party in default notice of such material breach.  If such material breach is not cured within [***] ([***]) [***] after receipt of such notice (or within [***] ([***]) [***] in the case of a payment breach), the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to the defaulting Party, with such termination to take effect immediately.

12.5.                        Termination if ROCHE Challenges SYNTA Patent Rights.  If ROCHE or any of ROCHE’s Affiliates or Sublicensees challenges the validity, enforceability, patentability or scope of an claim included in any SYNTA Patent Rights or supports, directly or indirectly, any such challenge (any of the foregoing, a “Patent Challenge”), SYNTA shall have the right to terminate this Agreement upon [***] ([***]) days’ written notice to ROCHE with respect to the SYNTA Patent Right so challenged by ROCHE or any of its Affiliates or Sublicensees; provided, however, that if such Patent Challenge is terminated during such [***] ([***]) day period, then SYNTA shall not have the right to terminate this Agreement in respect of such Patent Challenge; provided, however, that (a) at SYNTA’s request, ROCHE shall issue a joint press release with SYNTA promptly after the termination of such Patent Challenge, which press release shall publicize that the relationship between ROCHE and SYNTA with respect to this Agreement is strong, and (b) if ROCHE or any of its Affiliates or Sublicensees was the first Person to initiate any such Patent Challenge, then ROCHE shall reimburse SYNTA for all costs and expenses, including attorneys’ fees, incurred by SYNTA in defending such Patent Challenge and any similar Patent Challenge made by any Third Party within [***] ([***]) [***] after the initial Patent Challenge, and shall pay all such reimbursement amounts within [***] ([***]) days after receipt of an invoice from SYNTA therefor.

12.6.                        Consequences of Termination by ROCHE for Convenience in its Entirety; Termination by SYNTA for ROCHE Breach or Patent Challenge.  If this Agreement is terminated by SYNTA in its entirety pursuant to Section 12.2 (Termination for No Activity), by ROCHE in its entirety pursuant to Section 12.3 (Termination for Convenience), or by SYNTA pursuant to Section 12.4 (Termination for Cause) or 12.5 (Termination if ROCHE Challenges SYNTA Patent Rights), then:

12.6.1.               Termination of Licenses.  The licenses granted by SYNTA to ROCHE pursuant to Sections 6.1 (Research Licenses) and 6.2 (Development and Commercialization License to ROCHE) shall terminate;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.6.2.               Regulatory Matters.  ROCHE shall transfer to SYNTA ownership of all regulatory filings and Regulatory Approvals in ROCHE’s or its Affiliates’ possession or control relating to all Collaboration Compounds that are not Licensed Compounds (other than ROCHE solely Controlled Collaboration Compounds), Licensed Compounds and Licensed Products;

12.6.3.               Preclinical and Clinical Matters.  ROCHE shall assign to SYNTA its entire right, title, and interest in and to all preclinical and clinical data, including pharmacology and biology data, in ROCHE’s or its Affiliates’ possession or control relating to and to the extent necessary for SYNTA to continue the Research, Development or Commercialization of Collaboration Compounds that are not Licensed Compounds (other than ROCHE solely Controlled Collaboration Compounds), Licensed Compounds and Licensed Products;

12.6.4.               Manufacturing Matters.  At SYNTA’s option, ROCHE shall:

(a)                                                                  To the extent assignable and related to Licensed Compounds or Licensed Products, assign to SYNTA each manufacturing agreement then in effect with respect to the Manufacture of such Licensed Compounds and Licensed Products;

(b)                                                                 transfer Manufacturing documents and materials which are used (at the time of the termination) by or on behalf of ROCHE, its Affiliates or Sublicensees in the Manufacture of such Licensed Compounds and Licensed Products; and

(c)                                                                  upon SYNTA’s request, sell to SYNTA (or its designee) ROCHE’s then-existing inventory of such Licensed Compounds and Licensed Products, at ROCHE’s FBMC;

12.6.5.               Manufacturing Obligations after Termination.  To the extent ROCHE (or an Affiliate of ROCHE) is Manufacturing (on its own or through any Third Party contract manufacturer) any Licensed Product, ROCHE (or its Affiliate) shall, at SYNTA’s request, continue, for a period up to [***] ([***]) [***], to Manufacture (or have Manufactured) such Licensed Product and supply such Licensed Product to SYNTA.  ROCHE shall be obligated to supply quantities of such Licensed Product sufficient to satisfy SYNTA’s requirements under a manufacturing transfer and transition plan to be negotiated by the Parties in good faith so that SYNTA can assume all Development and Commercialization activities with regard to such Licensed Product.  ROCHE will supply such quantities of Licensed Product at ROCHE’s FBMC (as such term is consistently applied by ROCHE at the time of supply) plus [***] percent ([***]%).  In addition, for a period of time to be agreed upon in good faith by the Parties up to [***] ([***]) [***], ROCHE shall assist SYNTA as reasonably requested in (a) causing the assignment to SYNTA of any and all applicable Third Party Manufacturing and supply agreements for such Licensed Product, to the extent possible, or (b) transferring the Manufacturing process for such Licensed Product to SYNTA or a Third Party contract manufacturer engaged by SYNTA.  Such assistance shall include assisting SYNTA in developing and executing a reasonable transfer and providing reasonable technical and regulatory assistance and documentation relating to the manufacture, testing and supply of such Licensed Product as necessary for SYNTA to be qualified or to qualify a Third Party for the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Manufacturing of such Licensed Product.  Notwithstanding the above, if at the time of termination of this Agreement, the transfer of Development responsibility per Section 2.7.1 for such Licensed Product has not yet occurred, then the transfer activities regarding Manufacture and testing of such Licensed Product shall be limited to the transfer of documents and shipment of such Licensed Product, including reference materials and stability samples, at no cost to SYNTA.

12.6.6.               License Grants to SYNTA.  ROCHE hereby grants to SYNTA an exclusive, royalty-bearing (as set forth in Section 12.6.8 below), irrevocable, perpetual license, with the right to grant sublicenses, under the ROCHE Patent Rights, ROCHE Know-how, and ROCHE’s interest in any Joint Patent Rights or Joint Know-how, in each case Covering Collaboration Compounds, Licensed Compounds or Licensed Products, to Research, Develop, Manufacture, have Manufactured, use, Commercialize and import such Collaboration Compounds and Licensed Compounds (or products containing any such Collaboration Compound or Licensed Compound as an active ingredient) or Licensed Products; provided, that SYNTA shall not exercise such license unless and until this Agreement is terminated by ROCHE pursuant to Section 12.3 (Termination for Convenience), or by SYNTA pursuant to Section 12.2 (Termination for No Activity), 12.4 (Termination for Cause) or 12.5 (Termination if ROCHE Challenges SYNTA Patent Rights);

12.6.7.               Prosecution and Enforcement.  The provisions of Sections 8.2 (Prosecution and Maintenance of Patent Rights), 8.3 (Third Party Infringement), 8.4 (Patent Invalidity Claim), 8.6 (Certification Under Drug Price Competition and Patent Restoration Act) and 8.7 (Cooperation) shall remain in effect with respect to the ROCHE Patent Rights, ROCHE Know-how, Joint Patent Rights and Joint Know-how licensed to SYNTA under Section 12.6.6 above, provided, that SYNTA shall have the first right, at its expense, to prosecute, maintain, enforce or defend, or initiate litigation with respect to, the ROCHE Patent Rights or ROCHE Know-how under such provisions, with ROCHE having the step-in rights of the non-initiating Party as set forth therein;

12.6.8.               Royalties Payable to ROCHE.  In the event that this Agreement is terminated after the expiration of the Research Term, SYNTA shall pay ROCHE, on a country-by-country and Licensed Product-by-Licensed Product basis, royalties on the net sales (with the definition of Net Sales set forth in Section 1.51 applied to such Licensed Product) by SYNTA, its Affiliates and Sublicensees of Licensed Products, at the rate of [***] percent ([***]%) with respect to Licensed Products containing a Licensed Compound that is Covered by SYNTA Patent Rights or Joint Patent Rights; provided, however, that if such Licensed Product is instead or also Covered by ROCHE Patent Rights, then such royalty rate shall be [***] percent ([***]%).  Any royalties payable by SYNTA pursuant to this Section 12.6.8 shall be payable commencing on the first commercial sale (with the definition of First Commercial Sale set forth in Section 1.26 applied to such Licensed Product) of such Licensed Product by SYNTA, its Affiliates or Sublicensees, and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis on the expiration of the last Valid Claim of the ROCHE Patent Rights, SYNTA Patent Rights or Joint Patent Rights, as applicable, Covering the Licensed Compound contained

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in such Licensed Product in such country, and subject to royalty deductions and adjustments corresponding to those set forth under Section 7.6; and

12.6.9.               Assignment of Trademark.  ROCHE shall assign to SYNTA ROCHE’s and its Affiliates’ entire right, title and interest in, to and under any trademark used by ROCHE, its Affiliates or Sublicensees exclusively in connection with the Commercialization of a Licensed Product, it being understood that such assignment shall not include the ROCHE name or trademark for the ROCHE company itself.

12.7.                        Consequences of Termination by ROCHE for SYNTA Breach.  If ROCHE terminates this Agreement pursuant to Section 12.4 (Termination for Cause), then, at ROCHE’s election, (a) the Research licenses granted to ROCHE pursuant to Section 6.1 (Research Licenses) shall continue solely if the termination occurs during the Research Term and solely to enable ROCHE to perform the Research activities with respect to any Collaboration Compound which were not completed by SYNTA under the Research Plan, and (b) the Development and Commercialization licenses granted to ROCHE pursuant to Section 6.2 (Development and Commercialization License to ROCHE) shall continue solely with respect to Licensed Compounds and Licensed Products; in each case subject to ROCHE’s continued compliance with ROCHE’s payment and other obligations under Article VII with respect to such Collaboration Compounds, Licensed Compounds or Licensed Products.

12.8.                        Effect of Termination and Expiration; Accrued Rights and Obligations.  Upon termination or expiration of this Agreement for any reason, all rights and obligations of the Parties, including the licenses granted hereunder, shall end, unless otherwise set forth in this Article XII.  Termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination, has already accrued or that is attributable to a period prior to such termination (including payments for Research and Development work performed, and other payment obligations under Article VII accrued, prior to the effective date of termination) nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement.  Notwithstanding the preceding sentence, (a) if this Agreement is terminated by ROCHE pursuant to Section 12.4 (Termination for Cause), then ROCHE need not make any payments pursuant to Section 7.4 (Development Event Payments) that first accrue during the applicable cure period set forth in Section 12.4 with respect to the breach for which ROCHE so terminated this Agreement, and (b) if this Agreement is terminated in its entirety by ROCHE pursuant to Section 12.3 (Termination for Convenience), then ROCHE need not make any payments pursuant to rows (a) through (d) in the table in Section 7.4 (Development Event Payments) that first accrue during the three (3) month notice period set forth in Section 12.3 with respect to such termination.  In addition, if this Agreement is terminated, by ROCHE pursuant to Section 12.3 (Termination for Convenience), or by SYNTA pursuant to Section 12.2 (Termination for No Activity), 12.4 (Termination for Cause) or 12.5 (Termination if ROCHE Challenges SYNTA Patent Rights), then ROCHE shall continue to be responsible for all non-cancellable costs committed to by SYNTA which would otherwise have been reimbursed by ROCHE hereunder and all costs committed to by SYNTA for Development activities which cannot be cancelled for ethical reasons; provided, that SYNTA shall use Commercially Reasonable Efforts to mitigate such costs.  It is understood and agreed

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to seek injunctive relief as a remedy for any such breach.

12.9.                        Survival.  The rights and obligations set forth in this Agreement shall extend beyond the termination or expiration of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination of this Agreement or the consequences of a termination of this Agreement as expressly provided for in this Agreement.  Without limiting the generality of the foregoing, it is agreed that the provisions of Sections 2.5.2, 6.5, 6.7, 7.7.2, 7.7.6, 7.7.7, 7.9, 8.1, 9.1, 9.2, 9.3.4, 10.5, 11, 12.6, 12.7, 12.8, 12.9, 12.10, 13 and 14, except for Section 14.3, and, solely with respect to Joint Intellectual Property, Sections 8.2.3, 8.2.5, 8.2.6, 8.3.1, 8.3.4, 8.3.5, 8.3.6, 8.4, 8.6 and 8.7 shall survive expiration or termination of this Agreement for any reason.

12.10.                  Consequences Regarding Termination of Licensed Compounds in One or More Regions for Convenience.  If ROCHE terminates this Agreement pursuant to Section 12.3 (Termination for Convenience) with respect to a Licensed Compound in one or more Regions, then:

12.10.1.         Termination of Licenses.  The licenses granted by SYNTA to ROCHE pursuant to Section 6.2 (Development and Commercialization License to ROCHE) shall automatically terminate, in all Terminated Regions, with respect to such Licensed Compound and all Licensed Products containing such Licensed Compound;

12.10.2.         Regulatory Matters.  ROCHE shall (a) transfer to SYNTA ownership of all regulatory filings filed in, and Regulatory Approvals received with respect to, any Terminated Region (or any country therein), which filings or Regulatory Approvals are in ROCHE’s or its Affiliates’ possession or control and relate to such Licensed Compound and Licensed Products containing such Licensed Compound; and (b) grant SYNTA or its designees a Right of Reference or Use to any and all regulatory filings filed in, and Regulatory Approvals received with respect to, any Region (or country) other than a Terminated Region (or any country therein), which filings or Regulatory Approvals are in ROCHE’s or its Affiliates’ possession or control and relate to such Licensed Compound and Licensed Products containing such Licensed Compound, and ROCHE shall sign, and cause its Affiliates to sign, any instruments reasonably requested by SYNTA in order to effect such grant.  For the sake of clarity, SYNTA may publish on its clinical trial registry any Clinical Trials with respect to Licensed Products containing such Licensed Compound or results thereof;

12.10.3.         Preclinical and Clinical Matters.  (a) Once such Licensed Compound is terminated in all Regions, ROCHE shall assign to SYNTA its entire right, title, and interest in and to all preclinical and clinical data, including pharmacology and biology data, in ROCHE’s or its Affiliates’ possession or control, relating to, and to the extent necessary for SYNTA to continue, the Development or Commercialization of such Licensed Compound and Licensed Products containing such Licensed Compound; (b) If such Licensed Compound is terminated in some, but not all, Regions, then ROCHE shall provide to SYNTA a copy of all preclinical and clinical data, including pharmacology and biology data, in ROCHE’s or its

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Affiliates’ possession or control, relating to, and to the extent necessary for SYNTA to continue, the Development or Commercialization of such Licensed Compound and Licensed Products containing such Licensed Compound;

12.10.4.         Worldwide Manufacturing Matters.  Once such Licensed Compound is terminated in all Regions, then, at SYNTA’s option, ROCHE shall (a) to the extent assignable at no cost to ROCHE, assign to SYNTA each manufacturing agreement then in effect with respect to the Manufacture of such Licensed Compound and Licensed Products containing such Licensed Compound; (b) transfer to SYNTA Manufacturing documents and materials which are used (at the time of the termination) by or on behalf of ROCHE, its Affiliates or Sublicensees in the Manufacture of such Licensed Compound and Licensed Products containing such Licensed Compound; and (c) upon SYNTA’s request, sell to SYNTA (or its designee) ROCHE’s then-existing inventory of such Licensed Compound and Licensed Products containing such Licensed Compound, at FBMC;

12.10.5.         Regional Manufacturing Matters.  If such Licensed Compound is terminated in some, but not all, Regions, then, at SYNTA’s option, ROCHE shall sell to SYNTA (or its designee) a proportionate amount of ROCHE’s then-existing inventory of such Licensed Compound and Licensed Products containing such Licensed Compound, at FBMC, which proportion reflects (a) if such Licensed Products had been Commercialized in each Region prior to such termination, the proportion of units of such Licensed Products sold in the Terminated Regions during the [***] ([***]) [***] period prior to such termination, compared to the number of units of such Licensed Products sold worldwide during such [***] ([***]) [***] period, or (b) if such Licensed Products had not been Commercialized in each Region prior to such termination, an estimate, as mutually agreed by the Parties in good faith, of the number of units of such Licensed Products anticipated to be sold in the Terminated Regions during the [***] ([***]) [***] period immediately following such termination, compared to the number of units of such Licensed Products anticipated to be sold worldwide during such [***] ([***]) [***] period; provided, however, that, if the then-existing inventory is not sufficient to provide both SYNTA with such amounts and ROCHE with the amounts of such Licensed Compound and Licensed Products containing such Licensed Compound it reasonably requires to Commercialize such Licensed Products in the next [***] ([***]) [***] period, then ROCHE may retain as much of such then-existing inventory as it reasonably requires to Commercialize such Licensed Products in the next [***] ([***]) [***] period;

12.10.6.         ROCHE Manufacturing.  To the extent ROCHE (or an Affiliate of ROCHE) is Manufacturing (on its own or through any Third Party contract manufacturer) any such Licensed Product that has achieved First Commercial Sale in any country (a “Terminated Commercial Product”), ROCHE (or its Affiliate) shall, at SYNTA’s request, continue, for a period up to [***] ([***]) [***], to Manufacture (or have Manufactured) such Terminated Commercial Product and supply such Terminated Commercial Product to SYNTA, for SYNTA to Develop such Terminated Commercial Product for, and Commercialize such Terminated Commercial Product in, the Terminated Regions.  ROCHE shall be obligated to supply, with the proviso that ROCHE need not increase its manufacturing capacity, quantities of such Terminated Commercial Product sufficient to satisfy SYNTA’s requirements under a manufacturing transfer

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and transition plan to be negotiated by the Parties in good faith so that SYNTA can assume, with regard to such Terminated Commercial Product, all Development activities for, and Commercialization activities in, the Terminated Regions.  ROCHE will supply such quantities of Terminated Commercial Product at ROCHE’s FBMC (as such term is consistently applied by ROCHE at the time of supply) plus [***] percent ([***]%).  In addition, for a period of time to be agreed upon in good faith by the Parties up to [***] ([***]) [***], ROCHE shall assist SYNTA as reasonably requested (a) in causing the assignment to SYNTA of any and all applicable Third Party Manufacturing and supply agreements for such Terminated Commercial Product, to the extent possible without jeopardizing ROCHE’s manufacturing needs, and (b) in transferring the Manufacturing process for such Terminated Commercial Product to SYNTA or a Third Party contract manufacturer engaged by SYNTA.  Such assistance shall include assisting SYNTA in developing and executing a reasonable transfer and providing reasonable technical and regulatory assistance and documentation relating to the manufacture, testing and supply of such Licensed Product as necessary for SYNTA to be qualified or to qualify a Third Party for the Manufacturing of such Licensed Product.  Prior to such Licensed Product achieving First Commercial Sale in any country, the transfer activities regarding Manufacture and testing of such Licensed Product shall be limited to the transfer of documents and shipment of such Licensed Product, including reference materials and stability samples, at no cost to SYNTA;

12.10.7.         License Grants to SYNTA.  ROCHE hereby grants SYNTA (a) an exclusive, royalty-bearing (as set forth in Section 12.10.9 below), irrevocable, perpetual license, with the right to grant sublicenses, under the ROCHE Patent Rights, ROCHE Know-how, and ROCHE’s interest in any Joint Patent Rights or Joint Know-how, in each case Covering such Licensed Compound, to Develop, Manufacture, have Manufactured, use, Commercialize and import such Licensed Compounds or Licensed Products containing such Licensed Compound, in each case in the Terminated Regions, and (b) to the extent that such Licensed Compound is not terminated in all Regions, a non-exclusive, royalty-bearing (as set forth in Section 12.10.9 below), irrevocable, perpetual license, with the right to grant sublicenses, under the ROCHE Patent Rights, ROCHE Know-how, and ROCHE’s interest in any Joint Patent Rights or Joint Know-how, in each case Covering such Licensed Compound, to Develop, Manufacture and have Manufactured, and to use and import for purposes of Development and Manufacturing, such Licensed Compounds or Licensed Products containing such Licensed Compound, in each case in each Region not yet terminated;

12.10.8.         Prosecution and Enforcement.  The provisions of Sections 8.2 (Prosecution and Maintenance of Patent Rights), 8.3 (Third Party Infringement), 8.4 (Patent Invalidity Claim), 8.6 (Certification Under Drug Price Competition and Patent Restoration Act) and 8.7 (Cooperation) shall remain in effect with respect to the ROCHE Patent Rights, ROCHE Know-how, Joint Patent Rights and Joint Know-how licensed to SYNTA under Section 12.10.7; provided, that SYNTA shall have the first right, at its expense, to prosecute, maintain, enforce or defend, or initiate litigation with respect to, the ROCHE Patent Rights or ROCHE Know-how under such provisions, with ROCHE having the step-in rights of the non-initiating Party as set forth therein;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.10.9.         Royalties Payable to ROCHE.  In the event that ROCHE terminates this Agreement pursuant to Section 12.3 (Termination for Convenience) with respect to a Licensed Compound after the expiration of the Research Term, SYNTA shall pay ROCHE, on a country-by-country and Licensed Product-by-Licensed Product basis, royalties on the net sales (with the definition of Net Sales set forth in Section 1.50 applied to such Licensed Product) by SYNTA, its Affiliates and Sublicensees of Licensed Products containing such Licensed Compound in the Terminated Regions, at the rate of [***] percent ([***]%) with respect to Licensed Products containing a Licensed Compound that is Covered by SYNTA Patent Rights or Joint Patent Rights; provided, however, that if such Licensed Product is instead or also Covered by ROCHE Patent Rights, then such royalty rate shall be [***] percent ([***]%).  Any royalties payable by SYNTA pursuant to this Section 12.10.9 shall be payable commencing on the first commercial sale (with the definition of First Commercial Sale set forth in Section 1.26 applied to such Licensed Product) of such Licensed Product by SYNTA, its Affiliates or Sublicensees in the relevant country in the Terminated Region, and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis on the expiration of the last Valid Claim of the ROCHE Patent Rights, SYNTA Patent Rights or Joint Patent Rights, as applicable, Covering such Licensed Compound in such country, and subject to royalty deductions and adjustments corresponding to those set forth under Section 7.6; and

12.10.10.   Assignment of Trademark.  ROCHE shall assign to SYNTA ROCHE’s and its Affiliates’ entire right, title and interest in, to and under any trademark used by ROCHE, its Affiliates or Sublicensees in connection with the Commercialization of such Licensed Compound (or Licensed Product containing such Licensed Compound) in the Terminated Regions, it being understood that such assignment shall not include the ROCHE name or trademark for the ROCHE company itself.

ARTICLE XIII -DISPUTE RESOLUTION

13.1.                        Referral of Unresolved Matters to Executive Officers.  Subject to Section 3.2.4, and except for matters that are subject to a Party’s final decision making authority pursuant to Section 8.2.6(b) (Patent Term Extensions) or Section 2 of Schedule 5.3 (Co-Promotion Terms), if the JSC is unable to resolve any matter considered by it, including matters referred to it by the JRDC, within [***] ([***]) [***] after the matter is first considered by it, the matter shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than [***] ([***]) [***] after referral.  Such resolution, if any, of a referred issue by the Executive Officers shall be final and binding on the Parties.

13.2.                        Alternative Dispute Resolution.  Subject to Sections 3.2.4 (Decision-Making) and 13.1, if a dispute referred to the Executive Officers has not been resolved by the Executive Officers within [***] ([***]) days after referral, or if the Executive Officers fail to meet within such [***] ([***]) days, a Party may seek resolution of the dispute by initiating arbitration in accordance with the following provisions.

13.2.1.               Location.  All disputes arising out of this Agreement and referred to arbitration pursuant to this Section 13.2 shall be finally resolved by arbitration conducted by a

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

single arbitrator (unless the Parties mutually agree to three (3) arbitrators) in New York, New York in the English language in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  Such arbitrator shall be appointed by the AAA pursuant to its procedures.  The AAA shall be the administrator of the arbitration proceedings.

13.2.2.               Ruling.  The arbitrator(s) may proceed to an award notwithstanding the failure of the other Party to participate in the proceedings.  The Parties shall use good faith efforts to complete arbitration under this Section 13.2 within ninety (90) days following the initiation of such arbitration.  The arbitrator(s) shall establish reasonable additional procedures to facilitate and complete such arbitration within such ninety (90) day period.  The arbitrator(s) shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award.  The arbitrator(s) shall issue a written decision in order to explain the basis of the ruling, unless otherwise agreed by the Parties.  The arbitrator(s) shall not have the authority to award special, incidental, consequential, exemplary, punitive, multiple or other indirect damages or loss of profits, loss of data or loss of use damages, except as permitted under Section 11.5.

13.2.3.               Fees.  The arbitrator(s) shall be paid reasonable fees plus expenses.  These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)                                                                  If the arbitrator(s) rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay all such fees and expenses.

(b)                                                                 If the arbitrator(s) rule in favor of one Party on some issues and the other Party on other issues, the arbitrator(s) shall issue with the ruling a written determination as to how such fees and expenses shall be allocated between the Parties.  The arbitrator(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

13.2.4.               Decision.  Any decision or award of the arbitrator(s) shall be final, conclusive, and binding on the Parties, and judgment may be entered on any award in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.  To the extent lawful, the Parties otherwise exclude any right of application or appeal to the courts in connection with any matter arising in the arbitration or in connection with any award or decision made by the arbitrators.

13.2.5.               No Limitation.  Notwithstanding the foregoing, (a) nothing in this Article XIII shall be construed as limiting in any way the right of a Party to seek injunctive or other equitable relief from a court of competent jurisdiction with respect to any actual or threatened breach of this Agreement, and (b) each Party shall have the right to institute judicial proceedings against the other Party (or anyone acting by or through such other Party), in order to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

enforce such Party’s rights under this Agreement or under any decision or award of the arbitrator(s), through reformation of contract, specific performance, injunction or similar equitable relief.

13.2.6.               No Arbitration of Patent Matters.  Unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity, infringement or enforceability of patents shall not be subject to arbitration and shall by submitted to a court of competent jurisdiction.

ARTICLE XIV -MISCELLANEOUS

14.1.                        Governing Law.  This Agreement and any dispute arising from the performance or breach of this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, other than any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction; provided that with respect to matters involving enforcement of intellectual property rights, the Laws of the applicable country shall apply.  The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

14.2.                        Waiver.  Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision.  No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

14.3.                        Change of Control.  If SYNTA undergoes a Change of Control to or with a Third Party, then, at ROCHE’s election, ROCHE may terminate either:  (i) the rights of such Third Party, as assignee of SYNTA’s rights under this Agreement, to participate on the JRDC or JSC, or (ii) the rights of such Third Party, as assignee of SYNTA’s rights under this Agreement, to Co-promote Licensed Products under this Agreement, or both (i) and (ii).

14.4.                        Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 14.4 and shall be:  (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Notices to ROCHE shall be addressed to:

F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124

4070 Basel

Switzerland

Attention:  Legal Department

Facsimile:  41 61 688 1396

And:

Hoffmann-La Roche Inc.

340 Kingsland Street

Nutley, New Jersey 07110

USA

Attention:  Corporate Secretary

Facsimile:  1-(973) 235-3500

With a copy to:

F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124

4070 Basel

Switzerland

Attention:  Pharma Partnering

Facsimile:  41 61 688 7990

Notices to SYNTA shall be addressed to:

Synta Pharmaceuticals Corp.

45 Hartwell Avenue

Lexington, MA 02421

USA

Attention:  Business Development

Facsimile: 1-(781) 274-8228

With copies to:

Synta Pharmaceuticals Corp.

45 Hartwell Avenue

Lexington, MA 02421

USA

Attention:  General Counsel

Facsimile: 1-(781) 274-8228

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

And:

WilmerHale
60 State Street
Boston, MA USA 02109

Attention:   Belinda M. Juran, Esq.
Facsimile:   1-(617) 526-5000

Either Party may change its address by giving notice to the other Party in the manner provided above.

14.5.   Entire Agreement.  This Agreement (including all attachments hereto) contains the complete understanding of the Parties with respect to the subject matter hereof, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes all prior understandings and writings relating to such subject matter.  In particular, and without limitation, it supersedes and replaces the Confidentiality Agreements and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.  For the sake of clarity, nothing herein shall terminate or supersede the Confidential Disclosure Agreement between SYNTA and ROCHE NUTLEY dated as of August 5, 2005.  No amendment, change or addition to this Agreement will be effective or binding on either Party unless reduced to writing and duly executed on behalf of both Parties.

14.6.   Headings.  Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

14.7.   Severability.  If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.  In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

14.8.   Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the written consent of the other Party; provided, however that any Party may, without such consent, assign this Agreement, in whole or in part:  (a) to any of its respective Affiliates, provided that such Party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned and such Affiliate has acknowledged and confirmed in writing that, effective as of such assignment or other transfer, such Affiliate shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to the transferor; or (b) to any successor in interest by way of merger or acquisition or by sale of all or substantially all of its assets to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), provided, that such successor agrees in writing to be bound by the terms of this Agreement as if it were the assigning party.  Any purported assignment in violation of this Section 14.8 shall be void.  The terms of this

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

14.9.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument

14.10.  Force Majeure.  No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit, events caused by reason of Laws of any Regulatory Authority, events caused by acts or omissions of a Third Party, or any other cause reasonably beyond the control of such Party.  The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its good faith estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.  If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

14.11.  Press Releases and Other Disclosures.  The Parties will cooperate in the release of a joint press release, substantially in the form set forth in Schedule 14.11, as soon as practicable after the Execution Date of this Agreement.  The Parties also recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement.  In such event, the Party desiring to issue an additional press release or make a public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review, comment and approval at least [***] ([***]) Business Days in advance (or such shorter period as would permit the publicizing Party to comply with applicable Law), which advance approval shall not be unreasonably withheld, conditioned or delayed (except that neither Party shall have any obligation to disclose Confidential Information except to the extent required or permitted pursuant to Article IX).  The reviewing Party shall notify the publicizing Party within such [***] ([***]) Business Days period (or such shorter period) of its comments and whether it approves such disclosure.  It is agreed that each such disclosure shall only be done with such approval of the other Party and no other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party.  Notwithstanding the foregoing provisions of this Section 14.11 or of Article IX, (a) a Party may make any disclosure or public announcement if the contents of such disclosure or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party; (b) if a Party reasonably determines that a public disclosure shall be required by Law, including in a public filing with the U.S. Securities and Exchange Commission, such Party may disclose the existence and terms of this Agreement

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and any material developments that occur under this Agreement where so required, provided that such Party shall, to the extent practicable and permitted by applicable Law, notify the other Party and allow the other Party to comment on the proposed disclosure, which comments shall be considered by the disclosing Party in good faith; (c) a Party may disclose the existence and terms of this Agreement under obligations of confidentiality to bona fide potential or actual advisors, consultants, investors, lenders, investment bankers or other potential financial partners in connection with such Party’s proposed financing or business combination activities; and (d) a Party may disclose the terms and existence of this Agreement to bona fide potential or actual Sublicensees, as reasonably necessary in connection with a permitted sublicense under the licenses granted in this Agreement.

14.12.  Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than an indemnitee under Article XI.  No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

14.13.  Relationship of the Parties.  Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement.  Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees.  No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without such other Party’s approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor.  Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

14.14.  Performance by Affiliates.  Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder and Affiliates of a Party are expressly granted certain rights herein; provided, that each such Affiliate shall be bound by the corresponding obligations of such Party and the relevant Party shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.  ROCHE BASEL and ROCHE NUTLEY shall be jointly and severally liable to SYNTA for any obligations owed hereunder by ROCHE BASEL, ROCHE NUTLEY or ROCHE.  ROCHE BASEL and ROCHE NUTLEY shall coordinate their exercise of ROCHE’s rights and performance of ROCHE’s obligations to ensure that SYNTA does not receive inconsistent notices or instruction with respect thereto.

14.15.  Construction.  Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement, and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule, or Exhibit shall be deemed to be a reference to any

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article, Section, subsection, paragraph, clause, Schedule, or Exhibit, of or to, as the case may be, this Agreement.  Except where the context otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) the word “or” is used in the inclusive sense (and/or), (c) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (d) any reference to any Laws refers to such Laws as from time to time enacted, repealed or amended, (e) the words “herein”, “hereof” and hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, and (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import.

[Remainder of page intentionally left blank.]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have entered into this Collaboration and License Agreement as of the Execution Date.

SYNTA PHARMACEUTICALS CORP.

By:	/s/ Safi R. Bahcall
	Name:	Safi R. Bahcall
	Title:	President & CEO

F. HOFFMANN-LA ROCHE LTD

By:	/s/ Jorg Kazenwadel		By:	/s/ Stefan Arnold
	Name:	Jorg Kazenwadel		Name:	Stefan Arnold
	Title:	GAO		Title:	Legal Counsel

HOFFMANN-LA ROCHE INC.

By:	/s/ George W. Johnston
	Name:	George W. Johnston
	Title:	Vice President

[Execution Page]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

SYNTA PATENT RIGHTS

Country	Patent Application # or Patent No.	Filing Date
[***]	[***]	[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Country	Patent Application # or Patent No.	Filing Date
[***]	[***]	[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Country	Patent Application # or Patent No.	Filing Date
[***]	[***]	[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Country	Patent Application # or Patent No.	Filing Date
[***]	[***]	[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

RESEARCH PLAN

[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

B-1

EXHIBIT C

DEVELOPMENT PLAN — PRE-IND

[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

C-1

[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

C-2

EXHIBIT D

DEVELOPMENT PLAN — PHASE 1 AND PHASE 2A

[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

D-1

SCHEDULE 5.3

Co-Promotion Terms

1.                                       Certain Definitions:

(a)           “Detail” means that part of an in-person, face-to-face sales call during which a Sales Representative makes a presentation, including core selling message and features and benefits, of a Licensed Product to one or more member of the Target Audience.  E-details and presentations made at conventions and exhibit booths shall not constitute one or more Details.

(b)           “Detail Percentage” means (i) with respect to asthma, up to [***] percent ([***]%), as determined by SYNTA, and (ii) with respect to any other Indication other than asthma, up to [***] percent ([***]%), as determined by SYNTA.

(c)           “Sales Representative” means a professional pharmaceutical sales representative engaged or employed by either Party to conduct, among other sales responsibilities, Detailing and other promotional efforts with respect to a Co-promoted Product and who has been trained by either Party in accordance with Paragraph 4 below.  In the case of SYNTA, a Sales Representatives shall be an employee of SYNTA.

(d)           “Sales Representative FTE Rate” means the lower of (a) ROCHE’s fully burdened, average annual cost for its Sales Representatives that are ROCHE employees or (b) SYNTA’s fully burdened average annual cost for its Sales Representatives that are SYNTA employees; in each case with respect to Sales Representatives promoting the same Co-promoted Product.  For purposes of this subsection (d), such costs shall be determined in a manner reasonably consistent between the Parties.

(e)           “Target Audience” means the physicians who meet the relevant criteria for promoting and Detailing a Licensed Product for a particular Indication.

2.                                       Co-promotion Guidelines.  With respect to each Co-promoted Product, SYNTA shall have the right to assume responsibility for the applicable Detail Percentage of the annual budgeted Detailing effort for such Co-promoted Product in the United States for the applicable Indication.  If SYNTA elects to participate in the Co-promotion of a Licensed Product as set forth above, then the Parties shall work in good faith to most effectively assign sales territories and assign target physicians between their respective sales forces.  Notwithstanding the foregoing, SYNTA shall have final decision-making authority as to whether it will accept the geographic location and size of its sales territories within the U.S.  If SYNTA does not accept a particular geographic location or size of its sales territories within the U.S., then ROCHE shall in good faith discuss with SYNTA a reasonably acceptable alternative such that SYNTA has the ability to provide the Detail Percentage of the annual budgeted Detailing effort for such Co-promoted Product in the United States for the applicable Indication.  Promptly following exercise by SYNTA of its right to participate in the Co-promotion of a Product in the United States, ROCHE shall modify its relevant Commercialization plans to provide for the Co-promotion of the Co-promoted Product in the United States for the applicable Indication (the “Co-promotion

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Guidelines”), which shall consider in good faith the reasonable suggestions and comments of SYNTA.  Notwithstanding the previous sentence, ROCHE shall have final decision making authority with regard to (i) generating the Co-promotion Guidelines (provided, that, such Co-Promotion Guidelines shall (A) comply with applicable Law, (B) be generated in good faith and (C) not contain provisions that disfavor SYNTA and its Sales Representatives or that cause an undue burden on SYNTA or its Sales Representatives) and (ii) all promotional materials and strategies.  The Co-promotion Guidelines shall address the following matters:

(1)           the annual budgeted total Detailing effort for the United States;

(2)           the allocation of the total Detailing effort between the Parties, it being understood that, SYNTA may elect to be responsible for the applicable Detailing Percentage of the annual budgeted Detailing effort;

(3)           the number and position of Details and categories of professionals or institutions to be targeted, and the allocation of such professionals or institutions between the Parties in accordance with the Detail Percentage elected by SYNTA; and

(4)           policies and procedures relating to Co-promoted Product sampling.

3.                                       Co-promotion Detail Records and Metrics.  Each Party shall manage in good faith its annual Detailing on a basis consistent with the Co-promotion Guidelines.  Each Party shall keep track of the number and position of Details performed by its Sales Representatives in accordance with its normal internal reporting procedures.  Within [***] ([***]) days after the last day of each Calendar Quarter, each Party shall submit to the other Party a report with respect to the number of Details performed by its Sales Representatives during such Calendar Quarter.

4.                                       Co-promotion Training and Materials.

(a)           Except as set forth below, each Party shall be responsible for staffing, training, supervising and compensating (including incentives) its own sales personnel.  ROCHE shall be responsible for the development of Co-promoted Product-specific training materials, and shall provide such materials to SYNTA’s sales force, at ROCHE’s expense.  Each Party shall use the same training materials for its respective sales personnel.  ROCHE shall conduct Co-promoted Product-specific training of SYNTA’s sales management, sales training personnel, and sales representatives, at ROCHE’s expense.  Following such initial training, any subsequent training of SYNTA’s training personnel shall be made available by ROCHE at ROCHE’s expense only when ROCHE trains its own Sales Representatives on the Co-promoted Product. All Co-promoted Product-specific training materials prepared and supplied by ROCHE for use in the United States will comply with all applicable Laws and the Co-promotion Guidelines.

(b)           SYNTA’s Sales Representatives will utilize only the promotional materials provided to them by ROCHE, and will not utilize any other promotional, advertising, communications or other materials, relating to or referring to the Co-promoted Product.  SYNTA’s Sales Representatives will conduct only those promotional activities relating to the Co-promoted Product that have been approved in advance in accordance with the Co-promotion

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Guidelines.  SYNTA’s Sales Representatives shall not modify, change or alter the promotional materials in any way whatsoever without the express prior written consent of ROCHE.  SYNTA’s Sales Representatives shall use the promotional materials solely for the purpose of performing their obligations under this Agreement.  SYNTA shall require that its Sales Representatives perform Co-promotion activities in compliance with all applicable Laws and the Co-promotion Guidelines.

5.                                       Co-promotion Costs.  If SYNTA exercises its right to participate in the Co-promotion of one or more Licensed Products in the United States pursuant to Section 5.3 of this Agreement, then ROCHE shall reimburse SYNTA for all Sales Representative costs incurred by or on behalf of SYNTA or its Affiliates in connection with the Co-promotion of the Co-promoted Product in the United States for the applicable Indication.  Costs of SYNTA’s Sales Representatives shall be determined on a full-time equivalent cost basis using the Sales Representative FTE Rate.  SYNTA shall invoice, on a quarterly basis, ROCHE for the costs of its Sales Representatives to be paid by ROCHE and such invoice shall be paid by ROCHE within [***] ([***]) days after receipt thereof.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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